Exhibit 10.5

FORM OF MANAGEMENT AGREEMENT

between

[_____] LLC,

a Delaware limited liability company

and

SCHULTE HOSPITALITY GROUP, INC.,

an Illinois corporation

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		4

1.1	Definitions	4

ARTICLE 2 APPOINTMENT OF MANAGER; TERM AND EXTENSIONS		11

2.1	Appointment of Manager	11
2.2	Term	11
2.3	Early Termination	11
2.4	Termination Upon Sale	12
2.5	Termination Upon Union Occurrence	12

ARTICLE 3 MANAGEMENT FEE AND PAYMENTS TO MANAGER		13

3.1	Management Fees	13
3.2	Place and Means of Payment	14
3.3	Annual Reconciliation of Base Management Fee	14

ARTICLE 4 OPERATIONAL STANDARDS		14

4.1	Operational Standards	14
4.2	Manager and Owner Control	14
4.3	Limitations on Manager’s Authority	15
4.4	Meetings; Communications with Owner	17

ARTICLE 5 OPERATION OF THE HOTEL		18

5.1	Licenses	18
5.2	Operating Equipment and Operating Supplies	19
5.3	Hotel Marketing Program	19
5.4	Personnel	20
5.5	Routine Maintenance and Repairs; FF&E Fund	21
5.6	Capital Expenditures	22
5.7	Revenue Management	22
5.8	Automation; Payment Card Industry Data Security Standard Compliance	23
5.9	Emergency Repairs; Repairs	23
5.10	Required by Applicable Law	24
5.11	Management of Capital Improvements	24
5.12	Third Party Leases	24

ARTICLE 6 FISCAL MATTERS		25

6.1	Accounting Matters	25
6.2	Proposed Annual Plan	29
6.3	Funding; Bank Account	30
6.4	Reimbursement of Out-of-Pocket Expenses	31
6.5	Tax Matters	32

ARTICLE 7 DISBURSEMENTS		33

7.1	Disbursement of Funds	33

i

ARTICLE 8 FRANCHISE		34

ARTICLE 9 INSURANCE		34

9.1	Manager’s Obligation to Procure and Maintain Insurance Coverage	34
9.2	Insurance Policies	35
9.3	Manager’s Blanket Insurance Coverage	36
9.4	Changes in Insurance Carriers	36
9.5	Schedule of Insurance	36
9.6	Duties of Manager	37
9.7	Waiver of Liability	37
9.8	Business Interruption	37

ARTICLE 10 INDEMNIFICATION		37

10.1	Indemnification by Manager	37
10.2	Indemnification by Owner	38
10.3	Waiver of Subrogation	38
10.4	Survival.	38
10.5	Counsel	39
10.6	No Successor Liability	39

ARTICLE 11 CASUALTY AND CONDEMNATION		40

11.1	Casualty	40
11.2	Condemnation	40

ARTICLE 12 DEFAULT AND TERMINATION		41

12.1	Events of Default	41
12.2	Termination	43
12.3	Hotel Reservations/Group Contracts Honored	46
12.4	Cross-Termination with Other Management Agreements	46

ARTICLE 13 NOTICES		46

ARTICLE 14 FURTHER ACTIONS		48

14.1	Relationship	48

ARTICLE 15 GOVERNING LAW; SEVERABILITY		48

ARTICLE 16 SUCCESSORS AND ASSIGNS		48

16.1	Assignment	48
16.2	Binding Effect	49
16.3	Effect of Permitted Assignments	49

ARTICLE 17 FORCE MAJEURE		49

ARTICLE 18 GENERAL PROVISIONS		50

18.1	Authorization	50
18.2	Representations and Warranties.	50
18.3	Formalities	52

ii

18.4	Venue, Jurisdiction and Jury Waiver	52
18.5	Estoppel Certificate	52
18.6	No Representations	53
18.7	Not an Interest in Real Estate	53
18.8	Independent Contractor	53
18.9	WARN Act Liability	53
18.10	Equal Opportunity Employer	53
18.11	Time	54
18.12	Severability	54
18.13	Authority Limited	54
18.14	Financing and Subordination	54
18.15	Interpretation	55
18.16	Waivers; Modifications	56
18.17	Entire Agreement	56
18.18	Further Assurance	56
18.19	Limitation on Recourse	56
18.20	Survival of Covenants	56
18.21	Confidentiality	57
18.22	SPECIAL DAMAGES	57

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of [_____], 2025 (the “Effective Date”), by and between [Operating Lessee Entity] LLC, a Delaware limited liability company (“Owner”), and [Schulte Hospitality Group, Inc., an Illinois corporation] (“Manager”). Owner and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.” Any Exhibit or other attachment hereto is hereby incorporated by reference into this Agreement unless otherwise stated herein.

RECITALS:

A. [Borrower Entity], a [    ] (“Borrower”) owns that certain real property (the “Land”) located at [_____], and all improvements thereon with [___] rooms and other facilities together with any retail spaces and other facilities on the Land which is commonly known as [_____] (the “Hotel”);

B. Borrower has leased the Land and the Hotel to Owner pursuant to certain [Operating Lease], dated as of [    ];

C. Owner and [_____], a [_____] (“Franchisor”), executed that certain [Franchise License Agreement], dated as of [_____] (as the same may have been, and may hereafter be further, assumed, assigned, modified, amended and/or restated, the “Hotel Franchise”);1 and

D. Owner desires to engage Manager, and Manager desires to be engaged, to manage and operate the Hotel, and Manager has agreed to manage and operate the Hotel, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

In addition to the capitalized terms defined elsewhere in this Agreement, as used herein the following capitalized terms shall have the respective meanings indicated below:

(a) Affiliate – any corporation or other entity controlled by, controlling or under common control with Owner or Manager, as applicable. The words “control,” “controlled” and “controlling” mean (i) ownership, directly or indirectly, of fifty percent (50%) or more of the legal or beneficial ownership interest of such corporation or other entity, or (ii) the power to direct or cause the direction of the management and policies of any such entity.

[1]	NTD: Franchise provisions to be included on applicable properties.

(b) Agreement – as defined in the Preamble.

(c) Applicable Law – any and all applicable laws, rules, regulations, requirements, orders, judgments, binding notices, and ordinances of any federal, state, county, municipal, judicial or other authority having jurisdiction over the Hotel, now or hereafter in force, including any alcoholic beverage control board, liquor commission, health inspector or public safety agency.

(d) Approval Amount – Fifteen Thousand Dollars ($15,000) or more.

(e) Approved Budget – as defined in Section 6.2(b).

(f) Approved Pro Forma – the pro forma budget for the Hotel which was prepared by Manager and approved by Owner, a copy of which is attached hereto as Exhibit “E”.

(g) Bank Account – as defined in Section 6.3(b).

(h) Base Management Fee – as defined in Section 3.1(a).

(i) Base Rate – the rate of interest per annum offered by Citibank, N.A. in New York as its base lending rate.

(j) Books and Records – collectively, books of accounts, front office records, all guest records (including, but not limited to, Hotel Guest Information) and other records in which transactions with respect to the operation of the Hotel are entered; provided, however, in no event shall Books and Records be deemed to include personnel files or payroll records that Manager is not permitted to disclose pursuant to Applicable Law.

(k) Business Day – a day that is not a Saturday, Sunday or legal holiday on which banking institutions in the state in which the Hotel is located are authorized or required by law or executive order to remain closed or a day on which the New York Stock Exchange is closed.

(l) Capital Expenditures – repairs, replacements, alterations, renewals and improvements to the Hotel which are normally capitalized under GAAP, including, without limitation, those items defined as FF&E repairs, alterations, improvements, renewals or replacements to the Hotel’s structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, exterior and interior repainting, and resurfacing building walls, floors, roofs and parking areas and expenditures for any computer and communications hardware, software, materials, related labor expenses, and related taxes, freight, storage, design, engineering, consulting fees and all other costs generally included within the term “soft costs.”

(m) Capital Expenditures Budget – plans and estimates of the expenditures necessary for Capital Expenditures as approved by Owner in accordance with Section 6.2(b).

(n) Capital Improvement Project – as defined in Section 5.11.

(o) Claim – claims, demands, civil or criminal actions (including enforcement proceedings initiated by any government agency), penalties, suits, proceedings and liabilities (including cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that any Party is required to pay to third parties in connection with such matters) that any Party or Parties may have alleged against them, incur, become responsible for or pay out.

(p) Corporate Personnel – as defined in Section 5.3(b).

(q) Development Services – as defined in Section 5.11.

(r) Early Termination Date – as defined in Section 2.3.

(s) Effective Date – as defined in the Preamble.

(t) Event of Default – as defined in Section 12.1.

(u) Existing Budget – the existing budget for the Hotel which was prepared by the prior manager of the Hotel and approved by Owner, a copy of which is attached hereto as Exhibit “B”.

(v) FF&E – all fixtures, furniture, furnishings and equipment (not including Operating Equipment) required for the operation of the Hotel in accordance with the standards set forth in this Agreement and the Hotel Franchise, including, without limitation, (i) office furnishings and equipment, and (ii) as applicable, specialized hotel equipment necessary for the operation of any portion of the Hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space and recreational facilities.

(w) FF&E Fund – as defined in Section 5.5(b).

(x) Financial Statements – as defined in Section 6.1(e).

(y) Financing – as defined in Section 18.14.

(z) Fiscal Year – the calendar year from January 1 to December 31, unless and until Owner and Manager otherwise mutually agree in writing, which agreement shall be attached hereto and incorporated herein where applicable, provided, however, that the first Fiscal Year (if not commenced on January 1) shall be a partial year beginning on the Effective Date and ending on the following December 31, and if this Agreement is terminated or expires effective on a date other than December 31 in any year, then the last Fiscal Year shall also be a partial year commencing on January 1 of the year in which such termination occurs and ending on the Termination Date.

(aa) Fixed Charges – (i) real and personal property taxes and other governmental impositions, (ii) all insurance costs, including property insurance costs and liability insurance costs that are characterized as Fixed Charges under the Uniform System, (iii) rent, fees or other payments due under any leases and (iv) amounts, if any, contributed to the FF&E Fund pursuant to Section 5.5(b).

(bb) Force Majeure Event – as defined in Article 17.

(cc) Franchisor – as defined in the Recitals except as may be modified pursuant to Article 8.

(dd) GAAP – generally accepted accounting principles in the United States of America, consistently applied.

(ee) Gross Operating Profit – with respect to any period, Total Revenue less Operating Costs.

(ff) Hotel – as defined in the Recitals.

(gg) Hotel Franchise – initially, as defined in the Recitals, as may be modified pursuant to Article 8.

(hh) Hotel Franchise Standards – the operational and other standards required by Franchisor in accordance with the Hotel Franchise and governing the operation and maintenance of the Hotel pursuant thereto.

(ii) Hotel Guest – any guest, group, customer or patron of the Hotel.

(jj) Hotel Guest Information – as defined in Section 6.1(b).

(kk) Hotel Personnel – as defined in Section 5.3(a)(i).

(ll) Hotel Portfolio – those certain hotels managed by Manager (or an Affiliate of Manager) and owned by Owner (or an affiliate of Owner) pursuant to a Management Agreement.

(mm) Hotel’s Marketing Plan – as defined in Section 5.3(a).

(nn) Incentive Fee – as defined in Section 3.1(c).

(oo) Index – the Consumer Price Index for All Urban Consumers (1982 – 84 =100) as published by the United States Bureau of Labor Statistics U.S. City Average, as amended.

(pp) Interested Persons – as defined in Section 18.5.

(qq) Key Employees – as defined in Section 5.4(a).

(rr) Land – as defined in the Recitals.

(ss) Lender – as defined in Section 18.14.

(tt) Licenses – as defined in Section 5.1.

(uu) Losses – as defined in Section 10.1.

(vv) Management Agreement – individually or collectively, as the context may require those in-place certain management agreements by and between Manager (or an Affiliate of Manager) and Owner (or an affiliate of Owner) (as may be amended, restated or otherwise modified from time to time) as set forth on Exhibit “D” attached hereto.

(ww) Management Fees – collectively, the Base Management Fee, the Incentive Fee and the Overhead Fee that Owner is obligated to pay Manager under this Agreement.

(xx) Manager – as defined in the Preamble.

(yy) Manager Event of Default – as defined in Section 12.1(b).

(zz) Manager’s Grossly Negligent or Willful Acts – as defined in Section 10.1.

(aaa) Manager’s Hotels – all hotels, resorts or other transient lodging facilities now or hereafter operated by Manager.

(bbb) Necessary Expenses – expenses, regardless of amount, that are necessary for the continued operation of the Hotel in accordance with the requirements of the Hotel Franchise, any Financing and the Operational Standards set forth in this Agreement, and which are not within the reasonable control of Manager (including, but not limited to, those for insurance, taxes, utility charges and debt service).

(ccc) Net Operating Income – the amount, if any, by which Total Revenues exceed the sum of (a) Operating Costs and (b) Fixed Charges.

(ddd) Operating Budget – as defined in the Section 6.2(b).

(eee) Operating Costs – the sum of, without duplication, (i) all costs and expenses of any kind incurred in connection with the operation of the Hotel which pursuant to the Uniform System are deducted from Total Revenue to determine “Income before Management Fees and Fixed Expenses,” (ii) the Overhead Fee and (iii) all other amounts expressly designated herein to be included in Operating Costs. Operating Costs shall not include any Fixed Charges, additions to or expenditures from the FF&E Fund (if applicable); depreciation or amortization; federal, state and local franchise, income or transfer taxes, and any penalties or fees related thereto; the cost of Capital Expenditures; or interest or principal payments on debt service related to or in connection with the Hotel.

(fff) Operating Equipment – all operating equipment required for the operation of the Hotel, including chinaware, glassware, linens, silverware, utensils, uniforms and all other similar items.

(ggg) Operating Supplies – all consumable items used in the operation of the Hotel, including food and beverages, fuel, soap, cleaning materials, guest room amenities, paper supplies and all other similar items.

(hhh) Operating Term – as defined in Section 2.2.

(iii) Operational Standards – as defined in Section 4.1.

(jjj) Overhead Fee – as defined in Section 3.1(b).

(kkk) Owner – as defined in the Preamble.

(lll) Owner Event of Default – as defined in Section 12.1(a).

(mmm) Owner’s Costs – depreciation of the Hotel, FF&E and Operating Equipment and amortization of financing and other costs of Owner primarily related to the ownership of, or investment in, the Hotel by Owner rather than the operation of the Hotel other than those costs that are characterized as Fixed Charges under this Agreement.

(nnn) Party or Parties – as defined in the Preamble.

(ooo) PCI Standard – as defined in Section 5.8.

(ppp) Period of Use – as defined in Section 5.1.

(qqq) Property Improvement Plan (or “PIP”) – the property improvement plan or other similar capital improvement or other requirement which obligates Owner to make certain improvements to the Hotel under the Hotel Franchise.

(rrr) Proposed Annual Plan – as defined in Section 6.2(b).

(sss) Protected Data – any (a) personally identifiable information of any individual or payment cardholder, including without limitation, name, address, account number, bank account information, social security number, driver’s license number, email addresses, passwords, log-ins and other non-public personal financial information, (b) any similar information that relates to a payment card authorized by or bearing the logo of a member of the Payment Card Industry Security Standards Council or any similar organization received in connection with providing services under this Agreement and (c) Hotel Guest Information.

(ttt) Reimbursed Expenses – as defined in Section 6.4(a).

(uuu) Safeguards – as defined in Section 5.8.

(vvv) Taking – as defined in Section 11.2(a).

(www) Tax – all taxes, including ad valorem taxes on real property, personal property taxes, business and occupation taxes and/or transient occupancy tax relating to or assessed in connection with the ownership or operation of the Hotel.

(xxx) Termination Date – the effective date of the expiration or sooner termination of this Agreement in accordance with the terms hereof.

(yyy) Termination Fee – as defined in Section 2.3.

(zzz) Third Party Manager – as defined in Section 5.12.

(aaaa) Third Party Operated Areas – as defined in Section 5.12.

(bbbb) Total Revenues – all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, including revenues from guest room sales, food and beverage sales, telephone, facsimile and/or internet services, in-room video and valet service receipts, rental or other payments from lessees and sub-lessees (but not the gross receipts of such lessees and sub-lessees and only to the extent Manager is responsible for recording any such lease income) and the proceeds of business interruption insurance claims or loss of income insurance received (to the extent actually collected in respect of the Hotel. Total Revenues shall be determined on an accrual basis and in accordance with GAAP. Notwithstanding the foregoing, the calculation of Total Revenues shall expressly exclude the following:

(i) any gratuities or service charges added to a customer’s bill and distributed as compensation to Hotel Personnel, except for charges for services that are added to a customer’s bill or banquet contract either at a fixed amount or a percent of the sale unless such charges, or any portion thereof, are collected and remitted to Hotel Personnel;

(ii) any rebates, discounts, credits or refunds made to Hotel customers, guests or patrons;

(iii) any sums and credits received by Owner for lost or damaged merchandise;

(iv) any sales taxes, excise taxes, gross receipt taxes, hotel occupancy taxes, admission taxes, entertainment taxes, tourist taxes or charges or similar taxes or impositions;

(v) receipts or proceeds from the financing, sale or other disposition of the Hotel, FF&E or other capital assets and other items not in the ordinary course of the Hotel’s operations and income derived from securities and other property acquired and held for investment;

(vi) interest earned on funds held in the Bank Account, the FF&E Fund (if applicable) and any other accounts maintained or investments made for the Hotel;

(vii) receipts or proceeds from awards or sales in connection with any condemnation or taking, from other transfers in lieu of and under the threat of any taking, and other receipts or proceeds in connection with any condemnation or taking, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Hotel;

(viii) proceeds of any insurance, excluding the proceeds of any business interruption insurance;

(ix) any funds furnished by Owner (whether for Operating Costs or otherwise);

(x) [rental or other payments from any TRS Lease;]2

(xi) property or other tax reimbursements; and

[2]	NTD: To be included where applicable.

(xii) the sum of any actual uncollectible accounts.

(cccc) [TRS Lease – [_____].]

(dddd) Uniform System – the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014, as adopted by the American Hotel and Lodging Association and all future amendments thereto.

(eeee) Working Capital Amount – as defined in Section 6.3(b).

ARTICLE 2

APPOINTMENT OF MANAGER; TERM AND EXTENSIONS

2.1 Appointment of Manager.

Owner hereby appoints Manager as the sole and exclusive operator and manager of the Hotel to supervise, direct, control, manage and operate the Hotel, and all of the facilities and amenities comprising any part of the Hotel other than the Third Party Operated Areas [and subject to the [_____]]3, for the Operating Term, subject to, and in accordance with, the terms of this Agreement. Manager hereby accepts said appointment and shall supervise, direct, control, manage and operate the Hotel during the Operating Term in accordance with the terms and conditions herein set forth.

2.2 Term.

This Agreement shall have a term of ten (10) years (the “Initial Term”) commencing on the Effective Date and expiring at 11:59 p.m. on the day prior to the tenth (10th) anniversary of the Effective Date unless sooner terminated in accordance with the provisions of this Agreement. The Initial Term shall be automatically extended for one (1) successive period of five (5) years (the “Extension Term” and together with the Initial Term, the “Operating Term”), unless Owner or Manager (in accordance with the terms hereof) provides at least ninety (90) days prior written notice to the other of its decision to terminate this Agreement.

2.3 Early Termination.

Notwithstanding anything to the contrary contained herein and in addition to the right of Owner to terminate this Agreement without the payment of a Termination Fee as set forth elsewhere in this Agreement, Owner shall have the right to terminate this Agreement at any time from and after the date that is thirty-six (36) months after the Effective Date without cause upon at least sixty (60) days’ prior written notice to Manager, which shall specify the effective date of such termination (such date, the “Early Termination Date”), in which event Owner shall pay to Manager as full compensation to Manager, an amount equal to the product of (a) the average monthly Base Management Fee actually paid to Manager during the immediately trailing twelve (12) month period preceding the Early Termination Date, multiplied by (b) the result of (i) sixty (60) less (ii) the number of months elapsed since the Effective Date (the “Termination Fee”), in addition to the Management Fees due and owing through the Early Termination Date. For the avoidance of doubt, Owner shall have the right to terminate this Agreement pursuant to this Section 2.3 without any Termination Fee or similar penalty at any time after the date that is sixty (60) months after the Effective Date.

[3]	NTD: Any in-place third-party agreements.

2.4 Termination Upon Sale.

Notwithstanding anything to the contrary contained herein, and in addition to the termination rights of Owner elsewhere in this Agreement, in the event Owner sells, conveys and/or transfers the Hotel or a direct or indirect controlling interest in Owner to a bona fide third-party purchaser, Owner shall have the right to terminate this Agreement upon at least thirty (30) days’ prior written notice to Manager without the payment of any Termination Fee or other penalty (but with the payment of any Management Fees due and owing to Manager through the Termination Date). Notwithstanding anything herein to the contrary, any Lender or its purchaser acquiring possession of the Hotel or ownership of direct or indirect equity interest in Owner through foreclosure, deed-in-lieu of foreclosure or assignment-in-lieu of foreclosure shall have the right to terminate (or cause Owner to terminate) this Agreement upon a sale without payment of any Termination Fee or other penalty.

2.5 Termination Upon Union Occurrence.

Subject to Applicable Law, Owner will have absolute discretion with respect to the recognition of any labor union and entering into any collective bargaining agreement or other agreement with any labor union with respect to the Hotel. Notwithstanding the foregoing, if Owner requests Manager to sign a collective bargaining agreement or elects to recognize a labor union, then Manager shall have thirty (30) days from the date of its receipt of such notice from Owner to elect to terminate this Agreement without any Termination Fee or similar penalty from Owner, which termination shall be effective the earlier of (a) sixty (60) days following the date of Manager’s termination notice, (b) the date on which any such collective bargaining agreement becomes effective, and (c) such other date as may be agreed upon between Owner and Manager. Manager shall not recognize any labor union, or enter into any collective bargaining agreement or other agreement with any labor union with respect to the Hotel without Owner’s written approval, in Owner’s sole and absolute discretion. If Manager determines that it is required or that it is reasonably likely to be required to enter into any labor agreement with any labor union with respect to the Hotel or that would reasonably be expected to result in the accretion of Hotel Personnel into a bargaining unit with employees at another property owned or operated by Manager or any of its Affiliates or related entities, (A) Manager will promptly notify Owner and keep Owner informed of, and involved in, the course of any negotiations, including involving Owner in any proposal presented by Manager and/or any labor union (provided that such involvement by Owner in any negotiations related to other properties shall be limited to the accretion provisions), and (B) if Manager is required to enter into any such labor agreement, Owner shall have the right to terminate this Agreement without any Termination Fee or similar penalty due to Manager upon the earlier to occur of (x) sixty (60) days following the date of Owner’s termination notice, (y) the business day immediately prior to the date on which any such collective bargaining agreement would be binding upon Owner or the Hotel, and (z) such other date as may be agreed upon between Owner and Manager. The Parties acknowledge, however, that (i) Owner and Manager will work together in good faith to decide the strategy for negotiating and the terms and conditions of all labor agreements with respect to the Hotel (to the extent permitted by Applicable Law), and (ii) Manager will present Owner’s position on any labor matter or proposal from any labor union related to the Hotel. Manager represents, as of the Effective Date, that neither Manager nor any of its Affiliates has entered into any agreement with a labor organization that (1) has the purpose or effect of requiring Manager to waive any rights under the National Labor Relations Act with respect to the Hotel Personnel, including but not limited to, any neutrality and/or card check recognition agreement, or (2) would reasonably be expected to result in the accretion of Hotel Personnel into a bargaining unit with employees at another property owned or operated by Manager or any of its Affiliates or related entities.

ARTICLE 3

MANAGEMENT FEE AND PAYMENTS TO MANAGER

3.1 Management Fees.

(a) In consideration of the management of the Hotel by Manager, Owner agrees to pay to Manager on a monthly basis during the Operating Term a base management fee equal to two and three-quarters percent (2.75%) of Total Revenues for such month (or portion thereof) (the “Base Management Fee”).

(b) In addition to the Base Management Fee, Owner shall pay to Manager on a monthly basis during the Operating Term, with payment of the Base Management Fee, a fee equal to Four Thousand Five Hundred Dollars ($4,500) for such month (prorated for any partial month) (the “Overhead Fee”) to reimburse Manager for direct overhead expenses and expenses related to all centralized services provided by Manager or its Affiliates, including accounting, reporting requirements and revenue management described in this Agreement.

(c) In addition to the Base Management Fee, Owner shall pay to Manager an incentive fee (the “Incentive Fee”) in an amount equal to:

(i) if the Gross Operating Profit for the Hotel Portfolio for the Fiscal Year in question is less than one hundred five percent (105%) of the Gross Operating Profit for the Hotel Portfolio in the Approved Pro Forma, zero;

(ii) if the Gross Operating Profit for the Hotel Portfolio for the Fiscal Year in question is equal to or greater than one hundred five percent (105%), but less than one hundred ten percent (110%) of the Gross Operating Profit for the Hotel Portfolio in the Approved Pro Forma, five percent (5%) of the Gross Operating Profit for the Hotel Portfolio for such Fiscal Year;

(iii) if the Gross Operating Profit for the Hotel Portfolio for the Fiscal Year in question is greater than one hundred ten percent (110%) of the Gross Operating Profit for the Hotel Portfolio in the Approved Pro Forma, ten percent (10%) of the Gross Operating Profit for the Hotel Portfolio for such Fiscal Year.

Notwithstanding the foregoing, in no event shall the sum of the Base Management Fee and Incentive Fee exceed an amount equal to three and one-quarter percent (3.25%) of Total Revenues for the Hotel Portfolio for such Fiscal Year (or portion thereof). Additionally, if any property is sold or is no longer part of the Hotel Portfolio, the calculation of Incentive Fee shall be based on the properties remaining in the Hotel Portfolio.

3.2 Place and Means of Payment.

The Base Management Fee and Overhead Fee shall be paid to Manager monthly in arrears within five (5) days after Owner’s receipt of the Financial Statement for such month from Manager, and the Base Management Fee shall be reconciled on an annual basis as provided in Section 3.3. All amounts payable to Manager or its Affiliates under this Agreement, except as otherwise provided in this Agreement, (a) shall be paid to Manager in United States dollars, in immediately available funds, without set off for any claim for damages or money due from Manager or any of its Affiliates to Owner and without reduction for any withholding tax, value added tax and any other assessment, tax, duty, levy or charge, and (b) at Manager’s option, (i) shall be made by Manager electronically out of the Bank Account, or (ii) shall be made to Manager at the place for the giving of notice to Manager as set forth in Article 13.

3.3 Annual Reconciliation of Base Management Fee.

Following the end of each Fiscal Year, and concurrently with each final year-end Financial Statement for the Hotel, the Parties shall reconcile the Base Management Fee actually paid in the prior Fiscal Year with the final, actual determination of Total Revenues for such prior Fiscal Year. In the event that any payments made during the prior Fiscal Year differ from those that would be paid had the applicable payments been made at the appropriate percentage based on the final annual calculation, Manager shall refund any overpayment to Owner, or Owner shall pay any underpayment to Manager, as the case may be, within thirty (30) days following agreement by the Parties upon the final annual calculation.

ARTICLE 4

OPERATIONAL STANDARDS

4.1 Operational Standards.

Manager covenants to and shall operate the Hotel, on behalf of Owner and at Owner’s expense (unless otherwise expressly set forth in this Agreement as being at Manager’s expense), (i) at the level of service and quality that is in a manner that is consistent with the other hotels of its class and condition in the market area where the Hotel is located and in accordance with any and all Applicable Law, and (ii) in accordance with the terms of this Agreement, the Approved Budget and the Hotel Franchise Standards, as applicable (the “Operational Standards”).

4.2 Manager and Owner Control.

Subject to the limitations set forth in this Agreement including the compliance with the Approved Budget and in accordance with the Operational Standards, Manager shall have the right to determine operating policy, quality of service and any other matters affecting customer relations or the efficient management and operation of the Hotel, including, without limitation, the right to determine the terms of guest admittance to the Hotel, use of rooms for commercial purposes, use of Hotel space for retail business and other services, policies relating to entertainment, employment policies, charges for rooms and commercial space, credit policies, [food and beverage services, menu prices]4 and other guest charges, receipt, holding and disbursement of funds, maintenance of Bank Account, and, from Owner’s funds, the procurement of inventories, supplies and services, promotion and publicity.

[4]	NTD: To be updated if necessary depending on F&B management at each Hotel.

Manager’s duties under this Agreement are subject to the availability of sufficient funds from the operation of the Hotel or which are otherwise timely provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of operating, maintaining, marketing and improving the Hotel shall be payable out of funds from the operation of the Hotel or which are otherwise provided by Owner. In no event shall Manager be obligated to advance any of its own funds to pay any such costs or expenses for the Hotel. Notwithstanding anything in this Agreement to the contrary, Manager shall be excused from its obligations to operate the Hotel in conformity with the Operational Standards, which will be equitably adjusted as necessary, and in conformity with its other obligations hereunder: (i) to the extent and whenever Manager shall be prevented from compliance with such standard and/or obligation by reason of the occurrence of a Force Majeure Event; (ii) to the extent of any breach by Owner of any provision hereof (subject to the notice and cure periods herein, and including Owner’s obligation to provide sufficient funds to operate the Hotel in accordance with this Agreement) that prevents Manager’s compliance with such standards and/or obligations; or (iii) to the extent Owner prevents Manager from expending any funds in respect of the Hotel reasonably necessary for Manager to meet the Operational Standards or its other obligations hereunder.

4.3 Limitations on Manager’s Authority.

Notwithstanding the general grant of authority given to Manager under Section 4.2 or any other provisions of this Agreement, and in addition to the express provisions of this Agreement which prohibit Manager from taking certain actions only with the prior written consent of Owner, Manager shall not take or perform any of the following actions with respect to the Hotel without the prior written approval of Owner:

(a) acquire any real property or interest therein;

(b) acquire any capital assets or interest therein (including under capital leases), except to the extent provided for in an Approved Budget;

(c) finance, refinance or mortgage any portion of the Hotel or the revenue due to Owner therefrom, or borrow any money or execute any credit obligations in the name and on behalf of Owner, except in connection with trade payables for goods and services incurred in the ordinary course of business in the operation and management of the Hotel in accordance with the terms of this Agreement;

(d) sell (other than dispositions of FF&E, Operating Equipment and Operating Supplies in the ordinary course of business as provided for in this Agreement) or otherwise transfer, pledge or place any lien on the Hotel or any portion thereof;

(e) in the event of a governmental Taking through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, consent to any award or participate in any Taking proceeding, except as expressly permitted by the terms of this Agreement;

(f) negotiate, execute, renew (unless such renewal is not optional on the part of landlord), modify or terminate any lease, license, concession and other similar agreements for use by concessionaires, tenants, licensees and other intended users of the facilities at the Hotel;

(g) except to the extent provided for in an Approved Budget, negotiate, execute, renew, modify or terminate any equipment lease that (i) has an annual payment obligation in excess of the Approval Amount, or (ii) (y) has a term in excess of one (1) year and is not terminable upon thirty (30) days’ notice without penalty to Owner, or (z) has a term beyond the expiration of the Operating Term;

(h) except to the extent provided for in an Approved Budget, (y) enter into any service contracts required in the ordinary course of business in operating the Hotel including, without limitation, contracts for electricity, gas, telephone, cable and satellite television, cleaning, vermin extermination, elevator and boiler maintenance, which in the aggregate would subject Owner to annual payment obligations, for goods or services, in excess of the Approval Amount; or (z) enter into any agreement which has a term of more than twelve (12) months or extends beyond the expiration of the Operating Term; provided, in addition to obtaining Owner’s prior approval, any agreement or contract with liability totaling more than Twenty-Five Thousand Dollars ($25,000) shall be bid out competitively and Manager shall be required to procure bids from at least three (3) independent contractors (or, if there are not three (3) independent contractors in the Hotel market, such fewer number of independent contractors as there are in such market) before entering into any such contract or agreement;

(i) except to the extent provided for in this Agreement, enter into any contract, agreement or related agreements or similar arrangement with any Affiliate of Manager; provided, however, when provided for in this Agreement (a) the cost thereof shall not be less favorable to Owner than that which would be charged by non-affiliated third party vendors in an arm’s-length transaction, and (b) prior to the consummation of such transaction, all of the prices and other terms thereof and the identity of the vendor and its relationship to Manager shall have been disclosed to and approved by Owner, which may be withheld in Owner’s sole discretion. Except as otherwise disclosed to Owner in advance and approved by Owner in its sole and absolute discretion, neither Manager nor any of its Affiliates shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services. Notwithstanding anything to the contrary contained in this Agreement, Manager shall disclose to Owner, in writing, any and all rebates or discounts that inure to the benefit of Manager and/or any of Manager’s Affiliates as a result of any and all purchasing of operating equipment and/or supplies for the Hotel, whether from an Affiliate of Manager or any non-affiliated third-party vendor. Manager shall promptly remit to Owner’s benefit in the Bank Account the value of any and all rebates or discounts reasonably allocable to the Hotel (less Manager’s actual out-of-pocket expenses related thereto) received by Manager or any of its Affiliates in connection with any purchases described herein;

(j) abandon the Hotel or otherwise discontinue the operation of the Hotel for any reason (unless expressly permitted pursuant to the terms of this Agreement);

(k) make, authorize or permit any modifications or alterations to the Hotel unless such modification or alterations have been expressly authorized pursuant to the terms and conditions of this Agreement;

(l) enter into any agreement that would cause Owner to incur pension or other employee retirement obligations after the expiration or termination of this Agreement;

(m) except to the extent required under Applicable Law and subject to Section 2.5, execute any collective bargaining, union, recognition, neutrality or other labor agreement involving the Hotel or any across-the-board wage increases affecting a class of employees in all cases subject to Owner’s consent, in its sole and absolute discretion;

(n) institute, defend or settle any legal or equitable proceedings, including the prosecution or settlement of any Tax claims or appeals and the selection of counsel, with respect to the Hotel where the Claim asserted is in excess of Twenty-Five Thousand Dollars ($25,000); provided, however, nothing shall limit Manager’s ability to defend, settle or otherwise dispose of litigation against Manager in its individual capacity (provided that Manager shall be obligated to obtain Owner’s consent with respect to any such legal or equitable proceedings to the extent Owner is reimbursing or indemnifying Manager for such obligations pursuant to the terms and conditions of this Agreement); provided, further, Manager acknowledges that no legal action shall be taken in the of Owner without the prior written approval of Owner;

(o) employ or engage any professional firm, including legal counsel and accountants, except as set forth in the then Approved Budget (other than legal counsel retained to collect accounts receivable and pursue other routine matters involving amounts in controversy less than the Approval Amount); or

(p) settle any property insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of the Approval Amount.

4.4 Meetings; Communications with Owner.

(a) Meetings with respect to the Hotel will be held at the Hotel or, if requested by Owner, virtually (or such other location as may be mutually agreed by the Parties) as frequently as is reasonable and deemed necessary by Owner (but, unless otherwise waived by Owner, not less than monthly), provided that such meetings do not unduly interfere with the day-to-day operations of the Hotel. The agenda for any meeting may be prepared jointly by Owner and Manager and shall cover such topics as deemed necessary by Owner and Manager. The Parties shall endeavor to give each other reasonable advance notice as to the time, place, agenda and attendees of any meetings.

(b) Manager shall keep Owner or Owner’s designees informed and advised on a regular basis of: (i) all material financial and other matters concerning the Hotel and the operation, use, condition and maintenance thereof; and (ii) all major policy matters and procedures affecting the conduct of business at the Hotel. Owner shall at all times have access to Key Employees, and without limiting the generality of the preceding sentence, upon the request of Owner, the Key Employees shall, at a minimum, meet and confer with Owner regarding the Hotel on a regular basis, and respond to reasonable inquiries of Owner and give due consideration to suggestions Owner may offer with respect thereto from time to time. Manager may communicate directly with Franchisor in the ordinary course of business on Owner’s behalf.

ARTICLE 5

OPERATION OF THE HOTEL

5.1 Licenses.

In cooperation with Owner, Manager or an Affiliate of Manager shall apply for, process and take all necessary steps to procure, if not already procured, (in Owner’s name, and/or Manager’s name to the extent required by local authorities), as an Operating Cost, all necessary licenses, permits, approvals, certificates, registrations and other authorizations (the “Licenses”) required for the operation of the Hotel and related facilities. [Owner and Manager acknowledge and agree that, as of the Effective Date, Licenses for the sale of alcoholic beverages at all restaurants, bars, banquet rooms, meeting rooms and guest rooms at the Hotel are held by an Affiliate of Owner.]5 Owner shall execute and deliver any and all applications and other documents and otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such Licenses. Manager agrees to use good faith and reasonable efforts to (i) comply with any conditions set out in any such Licenses and (ii) operate and manage the Hotel in accordance with such conditions and any other legal requirements (including, without limitation, Applicable Law) in all material respects, subject to the terms and conditions of this Agreement. Upon the expiration or sooner termination of this Agreement for any reason, Manager agrees, to the extent permitted by Applicable Law, to assign, transfer and convey to Owner or its designee all of Manager’s right, title and interest in and to all such Licenses (including, without limitation, liquor licenses), without charge (other than any actual, reasonable and documented out-of-pocket costs associated with such transfer, which shall be Reimbursed Expenses). In the event any such assignment, transfer or conveyance is not permitted by Applicable Law, Manager shall (i) use reasonable efforts to provide Owner or Owner’s designee (or purchaser’s designee, if in connection with a sale) with the use and benefits of such Licenses until Owner and/or its designee (or purchaser’s designee, as applicable) are able to obtain new Licenses (any such period of time, the “Period of Use”) and (ii) use reasonable efforts to cooperate with Owner and/or its designee (or purchaser’s designee, as applicable) in assigning or obtaining such licenses or permits, with the intention that there be no interruption of business at the Hotel in the ordinary course of business. Unless prohibited by Applicable Law, the Parties will enter into a temporary lease or other agreement for the use of such Licenses on terms customarily used for such Licenses in the jurisdiction where the Hotel is located, including, without limitation, customary indemnification of Manager during any Period of Use and reimbursement for any Reimbursed Expenses incurred by Manager in connection with maintaining the Licenses for Owner’s use during any Period of Use. In such event, Manager (or its Affiliate, if applicable) shall not be entitled to compensation in connection with such arrangement, but shall not be required to incur any cost or liability in connection therewith (all of which shall be Owner’s (or purchaser’s designee, as applicable) responsibility) and if applicable, shall be named as an additional insured on any “dramshop” or other liability insurance pertaining to the sale of alcoholic beverages at the Hotel during the Period of Use.

[5]	NTD: To be updated as necessary per Hotel.

5.2 Operating Equipment and Operating Supplies.

Subject to the terms of this Agreement and in accordance with the Approved Budget, Manager shall provide, at Owner’s request, purchasing services for goods and services at the Hotel. Manager shall supervise and purchase, or arrange directly or through bulk purchasing service providers (if so designated by Franchisor or directed by Owner) for the purchase of, all FF&E, inventories, provisions, consumable supplies, services, Operating Equipment and Operating Supplies that are necessary and proper to maintain and operate the Hotel in accordance with the terms of this Agreement, the Approved Budget, the Hotel Franchise Standards and, if applicable pursuant to Section 4.1, the Operational Standards, and to act in an economical manner in making purchases for the Hotel. In the event Owner appoints Manager as its purchasing agent, Manager shall make such purchases from third party vendors with the objective of securing competitive prices for goods and services consistent and in compliance with the Hotel Franchise Standards or as otherwise promulgated from time to time by Franchisor as permitted under the Hotel Franchise. Notwithstanding anything to the contrary contained herein but subject to Section 4.3(i), Manager may contract with any Affiliate in connection with any such purchasing services so long as the prices and terms of goods and services purchased under such affiliated vendor contracts shall be no greater than and no more burdensome than the prices and terms of goods and services of equal quality available from third parties in the general market.

5.3 Hotel Marketing Program.

(a) Development. Manager shall, subject to the terms, conditions and limitations set forth in this Agreement and the Hotel Franchise (including, without limitation, Franchisor’s right to review and/or approve any and all marketing materials), and as an Operating Cost to the Hotel, develop and implement a specific local market commercial, advertising and marketing program for the Hotel (the “Hotel’s Marketing Plan”), which will consist of the following:

(i) production, distribution and placement of promotional materials relating to the Hotel, including materials for the promotion of relations with respect to all individuals employed at the Hotel (the “Hotel Personnel”);

(ii) development and implementation of promotional offers or programs that benefit the Hotel;

(iii) attendance of Hotel Personnel at conventions, meetings, seminars, conferences and travel congresses;

(iv) selection of and guidance to, as required, third party advertising agencies and public relations personnel;

(v) preparation of news releases for national and international trade and consumer publications and coordination with third party advertising agencies or public relations personnel to disseminate the same;

(vi) maximizing the benefits from Franchisor-offered marketing products and sales programs;

(vii) seeking to create ancillary revenue such as charging for parking or establishing entertainment and amusement policies (including pricing); and

(viii) establishing advertising, public relations and promotion policies.

(b) Implementation. Manager shall, subject to the terms of this Agreement, be responsible for the development and implementation of the Hotel’s individual marketing program, which will be accomplished substantially by Hotel Personnel, with periodic assistance from personnel from the corporate offices of Manager or its Affiliates (“Corporate Personnel”) with marketing sales expertise. Any such assistance rendered by Corporate Personnel shall be at no cost to Owner or the Hotel for such Corporate Personnel’s time. The cost of the development and implementation of the Hotel’s marketing program shall be an Operating Cost and Manager shall include the estimated costs thereof for each Fiscal Year in the Approved Budget for such Fiscal Year. Subject to the terms of the Hotel Franchise, for the avoidance of doubt, Manager acknowledges and agrees that in no event shall Manager have the right to utilize any intellectual property of Franchisor without the prior written consent of Franchisor or written agreement with Franchisor.

(c) Owner’s Marketing Activities. Notwithstanding anything to the contrary set forth in this Agreement, Manager acknowledges and agrees that Owner shall have the right, in addition to Manager’s marketing activities with respect to the Hotel (including, but not limited to, the Hotel’s Marketing Plan), to conduct additional marketing activities for the Hotel.

5.4 Personnel.

(a) All Hotel Personnel at all times shall be the employees of Manager or its Affiliate and not the employees of Owner. Subject in each instance to the explicit prior written approval by Owner and further subject to the limitations of this Agreement, Manager may, as deemed reasonably necessary by Manager, assign corporate-level or other employees of Manager or an Affiliate of Manager on a temporary, part-time or shared basis to perform services at the Hotel, and the pro-rata share of such temporary, part-time or shared employee’s salary (including employee benefits and all applicable employer taxes as well as any federal, state or local taxes imposed upon Manager for such reimbursement) while performing services at the Hotel, and reasonable actual expenses incurred by such employee in traveling to and from the Hotel, will be reimbursed to Manager by Owner as a Reimbursed Expense (subject to and in accordance with the requirements of Section 6.4 below). Manager shall, subject to the limitations of this Agreement, have reasonable discretion to hire, fire, promote, supervise, direct and train all Hotel Personnel, to fix their compensation and benefits and generally to establish and maintain all policies relating to employment and employment benefits; provided, however, prior to appointing any general manager, director of finance, director of revenue management or director of sales and marketing (collectively, “Key Employees”), Manager shall inform Owner of Manager’s recommended candidate for any prospective Key Employee position and provide Owner with a written summary of such proposed Key Employee’s professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Hotel or another mutually acceptable location. Owner shall forego its right to interview any such proposed Key Employee if Owner or its authorized representative is unwilling or unable to participate in the interview within ten (10) Business Days following receipt of Manager’s written offer. Owner acknowledges that it may not reject more than three (3) candidates proposed by Manager for each of the Key Employee positions, provided that such candidates were proposed by Manager in good faith. If Owner rejects three (3) candidates proposed by Manager in good faith for any Key Employee position, Manager shall have the right to hire a candidate without Owner’s approval (so long as such candidate was not previously rejected by Owner). Subject to the foregoing, Manager may replace any Key Employee at any time it deems appropriate following Owner’s prior approval, which shall not be unreasonably delayed, conditioned or withheld, or upon request of the respective Key Employee.

(b) All costs of every kind and nature pertaining to all Hotel Personnel arising out of the employer-employee relationship, including, without limitation, salaries, benefits (including vacation, sick and personal days and accruals at the accrual rate established by Manager), bonuses, relocation costs, employment-related legal costs, employee taxes, costs incurred in connection with Applicable Law and regulations and insurance roles, and such other expenses as Manager, in its reasonable discretion, may deem appropriate (e.g., costs of defending claims brought by Hotel Personnel against Owner, Manager or the Hotel) shall be an Operating Cost and Owner shall reimburse, indemnify and hold harmless Manager from all costs, expenses, liabilities and claims incurred in connection therewith in accordance with this Agreement, except to the extent covered by Manager’s indemnification obligations under Section 10.1.

(c) With respect to any litigation or arbitration involving Hotel Personnel in which both Manager and Owner are involved as actual or potential defendants, Manager shall have the right to control or approve the institution or defense of any legal proceedings, selection of counsel, compromise and release of any legal proceedings for such claims; provided, however, Manager will obtain Owner’s prior written consent, which shall not be unreasonably withheld, with respect to the settlement of any claim if such legal proceeding exceeds Twenty-Five Thousand Dollars ($25,000).

5.5 Routine Maintenance and Repairs; FF&E Fund.

(a) To the extent the same are included in the Approved Budget or otherwise approved by Owner in writing and Owner provides the necessary funds related thereto, Manager shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as Manager, from time to time, deems necessary to keep the Hotel in good repair and condition and in conformity with the Operational Standards and Applicable Law. The determination of whether an expenditure is for routine repairs and maintenance under this Section 5.5 or, in the alternative, a Capital Expenditure under Section 5.6 shall be made in accordance with this Agreement, GAAP and the Uniform System, as applicable.

(b) To the extent required by the Hotel Franchise or Financing, Owner shall establish and maintain a reserve fund in Owner’s name and control (unless otherwise required by Lender) in an amount equal to the greater of the amount of reserves required under (i) the Hotel Franchise and/or (ii) any loan documents related to any Financing (the “FF&E Fund”) for the replacement of FF&E in accordance with the Approved Budget. If required by Lender or in Owner’s discretion, Owner shall maintain the FF&E Fund in a separate interest bearing account in a banking institution selected in accordance with Section 6.3(b) and any and all interest earned on the FF&E Fund (if any) shall be added to the FF&E Fund. Manager agrees and acknowledges that proceeds from the sale of any FF&E no longer needed for the operation of the Hotel shall be promptly disbursed to Owner. To the extent amounts in the FF&E Fund are not expended in any Fiscal Year, such amounts shall remain in the FF&E Fund unless otherwise directed by Owner. Any amount remaining in the FF&E Fund at the expiration or earlier termination of this Agreement shall be promptly disbursed to Owner. Manager shall schedule the purchase and/or replacement of any FF&E or any routine maintenance, repairs and minor alterations contemplated by the applicable Approved Budget so as to endeavor to fund all of the costs of such expenditures, if any, out of the FF&E Fund. Other than expenditures permitted by Section 5.9, all expenditures out of the FF&E Fund in excess of amounts set forth in the applicable Approved Budget shall be subject to Owner’s prior written approval (which approval may be granted or withheld in Owner’s sole and absolute discretion).

(c) If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which Owner has received or is entitled to the benefit of the guarantee or warranty of any contractor or supplier, Manager may invoke said guaranties or warranties on Owner’s behalf and in Owner’s name and Owner will reasonably cooperate with Manager in the enforcement thereof.

5.6 Capital Expenditures.

In addition to the obligations under Section 5.5, and subject to inclusion of such expenditures in (and the limitations imposed by) the Capital Expenditures Budget and Owner providing the necessary funds related thereto, Manager shall make such Capital Expenditures in or to the Hotel as may be approved by Owner in the Capital Expenditures Budget (which approval may be granted or withheld in Owner’s sole and absolute discretion) and only in accordance with such plans and specifications as may be approved by Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion); provided, however, Owner’s prior written approval in its sole discretion shall be required prior to commencement of any Capital Expenditures in any Fiscal Year and Owner may elect to defer performance of certain approved Capital Expenditures until subsequent Fiscal Years. Owner agrees that in the event Capital Expenditures are required to be made pursuant to the Hotel Franchise, Owner will not unreasonably withhold, condition or delay its approval of same.

5.7 Revenue Management.

Manager shall provide revenue management strategies and programs, track group and corporate volume commitments and provide the following services:

(a) determine rate quotes by, and have inventory restrictions based on: the number of selling days remaining (advance purchase), number of rooms unsold, the arrival and stay-through days, length of stay, non-refundable deposits, day of the week travel patterns, room type demand, multiple occupancy usage and forecast demand (trends and special events);

(b) adjust pricing strategies by season and demand;

(c) maximize sell-out days;

(d) control and analyze room rates; and

(e) establish (i) rates and rate strategies for Hotel usage, including room rates for individuals, packages and groups, charges for room service, food and beverage and for use of recreational or other guest facilities or amenities at the Hotel (except with respect to those areas managed by Owner, Owner’s Affiliate or a Third Party Manager); provided, that, in setting rates, Manager shall also consider cancellations/no-shows, early departures, extended stays, walk-ins and pace, check-in pace and overbooking levels and oversell walk-costs; and (ii) price schedules, rates and rate schedules.

5.8 Automation; Payment Card Industry Data Security Standard Compliance.

To the extent Owner approves of the purchase of such systems as an Operating Cost, Manager shall cause the Hotel to utilize all automation systems necessary to enable the Hotel to function in accordance with the Hotel Franchise. Manager shall also make recommendations to Owner regarding certain equipment that should be purchased in order for the Hotel to be in compliance with the standards set forth in the Payment Card Industry Data Security Standard (“PCI Standard”). To the extent Owner approves of the purchase of such equipment as an Operating Cost or Owner owns such equipment, Manager shall also cause the Hotel to utilize all automation systems reasonably necessary to enable the Hotel to function in accordance with the Operational Standards. Subject to the terms of the Hotel Franchise, all Hotel Guest Information shall be the sole property of Owner, but Manager shall have the right to use the Hotel Guest Information in performing its duties hereunder. Owner agrees to use and maintain all Hotel Guest Information in compliance with the PCI Standard and all Applicable Law. Manager will (i) use commercially reasonable efforts to maintain, use, transmit and disclose all Protected Data with respect to the Hotel in a secure and confidential manner and in compliance with all Applicable Law; and (ii) use Protected Data from Hotel guests only to complete a transaction, support a loyalty program or as necessary in the course of reasonable and diligent management and operation of the Hotel; provided, however, that Owner acknowledges and agrees that the Protected Data is maintained, used, transmitted, disclosed and safeguarded in and through systems owned, licensed and/or under the sole control of Franchisor and/or Owner or a third party contracted by Owner, and Manager does not warrant, represent, or guaranty that the systems, software, policies or other matters that may exist or be utilized with respect thereto by parties other than Manager designed, provided, established, implemented or utilized by Franchisor, Owner or other third party satisfy such requirements. Manager shall make recommendations to Owner on the steps necessary to implement and maintain a written information security program that contains administrative, technical and physical safeguards (“Safeguards”) appropriate to its business and the protection of Protected Data with respect to the Hotel in compliance with the PCI Standard. To the extent Owner approves of the implementation of such Safeguards as an Operating Cost, Manager will implement an information security program to meet the PCI Standard and common industry practices for such Safeguards, including, without limitation, complying with Applicable Law.

5.9 Emergency Repairs; Repairs.

If a condition should exist in, on or about the Hotel of an emergency nature, including those defined as Capital Expenditures hereunder, which condition requires immediate action to preserve and protect the Hotel from imminent and significant harm or to protect Hotel Guests and/or Hotel Personnel and, under circumstances in which it would be unreasonable to seek to obtain approval by Owner of proposed actions by Manager to address such emergency, Manager, on behalf of and at the sole cost and expense of Owner, is authorized to take all reasonably necessary steps and to make all expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the Approved Budget for any such emergency expenditures;

provided, however, Manager shall advise Owner as promptly as possible (i.e., within twenty-four (24) hours of the emergency) of any expenditures made or to be made under this Section 5.9, and in no event shall Manager spend more than the Approval Amount for an emergency expenditure without first obtaining the prior written approval of Owner, such approval not to be unreasonably withheld, conditioned or delayed, unless Owner cannot be contacted at the addresses, telephone numbers or email addresses provided in (or in accordance with) Article 13 for a decision within twenty-four (24) hours of the occurrence of such emergency condition, in which event Manager shall have the right to make any such expenditures up to Twenty-Five Thousand Dollars ($25,000) for such condition. Expenditures under this Section 5.9 shall be paid from the FF&E Fund (if applicable) or, if necessary, the Bank Account (or as otherwise directed by Owner).

5.10 Required by Applicable Law.

If, at any time during the Operating Term, repairs to or additions, changes or corrections in the Hotel of any nature shall be required by reason of any Applicable Law, whether such repairs are Capital Expenditures or otherwise, then Manager shall promptly provide written notice of the same to Owner. At the direction of Owner, Manager shall make such repairs, additions, changes or corrections, which shall be paid for by Owner, unless (and except for so long as) compliance therewith is in good faith being contested by Owner (or Owner has obtained a variance to such Applicable Law) and enforcement is stayed in a manner that would not subject Manager to criminal liability or civil liability. Expenditures under this Section 5.10 shall be paid from the FF&E Fund (if applicable) or, if necessary, the Bank Account (or as otherwise directed by Owner).

5.11 Management of Capital Improvements. In the event of (a) any renovation and/or construction projects required to be undertaken in connection with any Property Improvement Plan required by Franchisor; or (b) any other Capital Expenditures for the Hotel or any portion thereof from time to time (each a “Capital Improvement Project”), in each case as permitted and set forth in any Approved Budget, Owner may (in its sole and absolute discretion) elect to appoint Manager (at no additional cost to Owner) to act as “project manager” for Owner in connection with such Capital Improvement Project and shall undertake such services (the “Development Services”) as may be necessary or desirable to be undertaken to facilitate and implement such Capital Improvement Project at Owner’s expense and in accordance with the applicable portions of the Approved Budget; provided, however, if such Development Services are of the kind other hotel managers of hotels of a similar size and class as the Hotel normally would not perform, Owner shall pay to Manager a mutually agreed upon fee equal to the market rate which would be payable to other hotel managers, in an arm’s-length transaction, for the performance of analogous services.

5.12 Third Party Leases. [Manager acknowledges that as of the Effective Date, [______] are in place at the Hotel.]6 Subject to the terms, conditions and limitations of the Hotel Franchise or as required by any Lender, the Parties agree that Owner shall have the right to negotiate and enter into lease agreements, management agreements or franchise agreements with unaffiliated third parties (each a “Third Party Manager” and, collectively, “Third Party Managers”) for certain areas within the Hotel including, without limitation, restaurants, bars and/or gift shops (such areas, the “Third Party Operated Areas”). Manager acknowledges that it

[6]	NTD: Inclusion of any applicable Third Party Leases.

retains no approval rights over Owner’s Third Party Managers (or the agreements associated with Third Party Operated Areas); provided that Owner hereby agrees that Manager shall be consulted regarding the operational coordination of such Third Party Operated Area(s) with the rest of the Hotel. Manager shall reasonably cooperate with Owner and any such Third Party Managers of the Third Party Operated Areas to integrate such Third Party Operated Areas with the operation of the Hotel as may be necessary and appropriate, including, without limitation, in order to provide for a point of sales system, as an Operating Cost, to allow guests to charge bar or restaurant checks, as applicable, from the Third Party Operated Areas to guest folios at the Hotel.

ARTICLE 6

FISCAL MATTERS

6.1 Accounting Matters.

(a) Owner shall provide Manager with opening balance sheet entries for Manager’s use within ten (10) days after the Effective Date. Manager shall not be responsible for any reconstruction of accounting records prior to the Effective Date. Owner acknowledges that Manager has no knowledge of and cannot certify the accuracy of any historical financial information provided to Manager by Owner.

(b) Manager shall maintain an accurate accounting system, in accordance with the Uniform System and GAAP reflecting the operation and management of the Hotel. The Books and Records reflecting the Hotel operations shall be maintained at the Hotel. All of the Books and Records pertaining to the Hotel, including books of account and front office records, shall be the property of Owner. Manager shall maintain as part of the Books and Records of the Hotel any guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and other information obtained in the ordinary course of business from Hotel Guests during such Hotel Guests’ stay at the Hotel or during such Hotel Guests’ use of the facilities associated with the Hotel (such information, the “Hotel Guest Information”).

(c) Owner, any Lender and their respective independent accounting firms or consultants shall each have the right and privilege of examining said Books and Records at any reasonable time during normal business hours following at least three (3) Business Days advance written notice to Manager. In addition to the foregoing, Manager agrees to allow Owner, any Lender or their respective auditors or representatives, to perform an annual audit of Manager’s internal controls at the Hotel to allow Owner or any of its Affiliates to comply with its obligations to annually review the effectiveness of its internal controls. Any such review shall be completed without material disruption to the Hotel operations.

(d) Upon request of Owner and at Owner’s sole cost and expense and not as an Operating Cost, Manager shall reasonably cooperate with Owner and its representatives to facilitate a certified audit of the Hotel operations which shall be performed by a nationally recognized, independent certified public accounting firm with expertise in the lodging industry as appointed by Owner. Manager will have satisfied its obligation under this Section 6.1(d) so long as Manager has used commercially reasonable efforts to meet its reporting obligations herein and the reporting calendar agreed to with Owner’s accountants; provided, however, that, for the avoidance of doubt, Manager shall have no obligation to prepare such audited financial statements, including any footnotes or supplementary schedules thereto. Following receipt of the annual Financial Statement, Owner and Manager shall promptly make such adjustments as necessary to ensure that the proper amounts have been (y) paid as Base Management Fee and (z) deposited in the FF&E Fund (if applicable). If the audit reveals a material discrepancy in the accounting performed by Manager which results in a misstatement of Total Revenues for the applicable Fiscal Year by five percent (5%) or more, Manager shall reimburse Owner for the costs associated with such audit.

(e) Manager shall maintain any and all books of account and financial records of the Hotel in accordance with GAAP. Manager shall deliver to Owner a daily flash revenue and labor reports with respect to Hotel operations. Manager shall also deliver to Owner (i) monthly reports within fifteen (15) days of the first (1st) day of each calendar month, (ii) quarterly reports within thirty (30) days of the end of each calendar quarter and (iii) annual reports within forty-five (45) days of the end of each Fiscal Year during the Operating Term, in form and substance approved by Owner, showing the statement of financial position and the results of the operation of the Hotel for the preceding month and for the Fiscal Year to date, including a computation of Total Revenues, Operating Costs, Gross Operating Profit and Net Operating Income (collectively, the “Financial Statements”). The Financial Statements shall: (1) be taken from the Books and Records maintained by Manager for the Hotel in the manner hereinabove specified; (2) follow the general form set forth in the Uniform System, allowing for deviations which are necessary in order to comply with this Agreement; (3) separately state the amounts and calculations of the Base Management Fee payable to Manager; (4) be accompanied by a certificate of Manager’s chief accounting officer certifying that each such Financial Statement was prepared under such officer’s direction and in such officer’s opinion is true and correct in all material respects and that each such Financial Statement was prepared in accordance with GAAP; and (5) contain the following information or reports:

(i) a balance sheet as of the last day of the last calendar month, as of the last day of the last calendar quarter or as of the end of the Fiscal Year, as applicable, preceding the report and balance sheet analysis/reconciliation of key accounts;

(ii) a consolidated income and expense and an income and expense statement by department with departmental backup information containing the amounts for the current month, the Fiscal Year-to-date amounts, a comparison to the results of operations for the Approved Budget for such month and the Fiscal Year-to-date period and a comparison to the results of operations for the calendar month for the previous Fiscal Year and such Fiscal Year-to-date period;

(iii) revenue management reports with monthly and Fiscal Year-to-date variances from both the Approved Budget and the same period for the prior Fiscal Year identified (if available);

(iv) copies of monthly and annual reservation and distribution channel reports from Franchisor, Hotelligence and any other source utilized by Manager;

(v) a profit and loss statement provided for the: (w) applicable calendar month and/or calendar quarter, as applicable, (x) the rolling consecutive twelve (12) month period preceding each calendar month, and (y) Fiscal Year-to-date performance, and (z) on an annual basis, Manager’s reasonable forecast for the forthcoming Fiscal Year, updated for recent actual calendar month performance on a periodic basis. Monthly and Fiscal Year-to-date variances from both the Approved Budget and the same period for the prior Fiscal Year (if available) shall be included reflecting a comparison of periodic and Fiscal Year-to-date actual revenues and expenses with the Approved Budget;

(vi) if applicable, an FF&E report for the benefit of Owner with a listing of expenditures, retirement and a status of the balance of the FF&E Fund;

(vii) if applicable, a summary and explanation of Capital Expenditures of Owner, including, without limitation, any Capital Expenditures pre-approved by Owner in excess of the Capital Expenditure Budget;

(viii) a statement and proof of payment of Owner’s Costs paid by Manager;

(ix) state and local sales, use and occupancy taxes reporting and payment;

(x) accounts payable aging, a reconciliation of accrued liability accounts and an accounts payable report including timeliness and dispute descriptions;

(xi) a listing of Reimbursed Expenses billed by Manager for such month and a representation by Manager that such expenses are being billed with no mark-up added or refunds received by Manager;

(xii) a group booking pace report and such other group bookings information requested by Owner;

(xiii) any market data that came to Manager’s attention during such month and Manager believes is pertinent to the Hotel;

(xiv) a narrative report which shall describe and explain the reasons for any variance in the monthly and the Fiscal Year-to-date actual financial performance when compared to the Approved Budget as well as comment on the general outlook for the Hotel for the forthcoming months setting forth any potential developments which may impact the budgeted financial performance in the reasonable judgment of Manager at such time;

(xv) a schedule and copy of each contract or lease entered into by Manager for the Hotel and a litigation summary (including threatened claims) of the current status of pending suits, actions, proceedings, inquiries or investigations concerning the Hotel;

(xvi) a description of any material changes to accounting and/or tax policies, for the recognition of revenues, costs, fixed asset improvements and refurbishing, fixed asset additions, depreciation, asset tax, foreign exchange transactions, operation equipment, deferred taxes, room tax, bad debts, liability claim reserves, inventories, reservation deposits, factoring, slow moving inventories, expenses, complimentary services, maintenance;

(xvii) a forecast showing, on a monthly basis in a form approved by Owner, actual Fiscal Year-to-date results and forecasted monthly results of the Hotel operations for the entire Fiscal Year;

(xviii) weekly and monthly STR Reports for the Hotel and its competitive set;

(xix) during any cash sweep period under the Financing of which Manager has received written notice from Owner (and until Owner provides written notice that such cash sweep period has ended), a monthly report detailing: (w) the opening balance of the Bank Account as of the first day of such month, (x) all deposits made to fund or replenish the Bank Account, including reasonably acceptable evidence of amounts deposited by Lender pursuant to the Financing, (y) reasonably detailed and itemized disbursements of the Bank Account for such month and (z) the closing balance of the Bank Account as of the last day of such month;

(xx) during any cash sweep period under the Financing of which Manager has received written notice from Owner (and until Owner provides written notice that such cash sweep period has ended), a monthly statement of (y) taxes and (z) tips and gratuities paid to Owner or Manager or employees thereof on behalf of individuals providing services to guests of the Hotel and pass-through charges, such as transportation services and courier services collected from guests of the Hotel which are payable directly to a third-party service provider (“Hotel Pass-Through Income”) received and remitted by Manager for such month; and

(xxi) other information reasonably requested by Owner or any Lender, including, without limitation, a trial balance and/or an accounts receivable aging report including a detailed list of allowances taken. Manager shall meet with Owner, from time to time upon Owner’s written request, to discuss the prior months’ Financial Statements, marketing initiatives and other matters relating to the Hotel.

(f) In addition to any other mode of delivery, all portions of the Financial Statements (and any other financial reports delivered by Manager hereunder) that contain financial data shall be delivered to Owner electronically (in “Excel” format) to the extent available in or readily convertible to electronic form.

(g) Manager shall not, without the prior consent of Owner, make any adjustments to the final Financial Statements for the Hotel for any prior Fiscal Year after the same are delivered to and accepted by Owner. In the event that Manager, during the course of any Fiscal Year, determines that an adjustment should be made to the financial reports of the Hotel with respect to any prior month of the current Fiscal Year, Manager may make such adjustment, but such adjustment must be made in the Financial Statement for the current month, and Manager shall supply to Owner a schedule specifying the adjustment so made, the amount of such adjustment and the calendar quarter of the current Fiscal Year to which the adjustment relates.

6.2 Proposed Annual Plan.

(a) Initial Annual Plan. Manager shall use the applicable portion of the Existing Budget attached hereto as Exhibit “B” as the Approved Budget (as hereinafter defined) for the remainder of Fiscal Year 2026 for all purposes hereunder pending delivery and approval of Manager’s First Year (as hereinafter defined) Proposed Annual Plan.

(b) Budget/Approval. Manager shall prepare and submit to Owner, by no later than the date which is sixty (60) days following the Effective Date, a proposed annual plan covering the period from the Effective Date through December 31, 2026 (the “First Year”), and at least sixty (60) days prior to the commencement of each Fiscal Year thereafter, commencing with the Fiscal Year beginning on January 1, 2027, (i) a proposed annual plan for the operation of the Hotel for the immediately following Fiscal Year containing revenue projections and budgets of expenses including the projected uses of funds and the projected use of the FF&E Fund for each calendar month in the respective Fiscal Year covered thereby and shall include a summary of all major assumptions made in preparation thereof (the “Operating Budget”); (ii) a Hotel Marketing Plan and (iii) a Capital Expenditures Budget (together with the Operating Budget and the Hotel Marketing Plan, collectively, the “Proposed Annual Plan”). Manager shall review the Proposed Annual Plan with Owner, and subject to Owner’s written approval, the Proposed Annual Plan shall become the “Approved Budget” and Manager shall implement it during the First Year or successive Fiscal Year, as applicable. Owner shall have thirty (30) days upon Owner’s receipt of the Proposed Annual Plan to either (I) approve the Proposed Annual Plan (which approval shall be granted or withheld in Owner’s sole and absolute discretion), in which case the Proposed Annual Plan shall be deemed to be the Approved Budget for the Fiscal Year to which it relates, or (II) disapprove in whole or in part such Proposed Annual Plan by written notice to Manager. In the event the Proposed Annual Plan or any specific item or items therein are not approved by Owner, Manager shall provide Owner, upon request, reasonable additional detail, information and assumptions used in preparation thereof and shall make all necessary revisions thereto in order to gain Owner’s approval thereof (which approval may be granted or withheld in Owner’s sole and absolute discretion). Once a Proposed Annual Plan is approved by Owner, it shall be the “Approved Budget” for the Hotel for the Fiscal Year in question; provided, however, the Parties agree that, until the Manager submits the Proposed Annual Plan for the First Year as contemplated hereby, the Approved Budget for the First Year shall be the Existing Budget with such reasonable adjustments as agreed to by Manager and Owner; provided, further, in the event that Owner and Manager are unable to resolve any dispute with respect to the Proposed Annual Plan or any item to which Owner has objected (other than with respect to the Capital Expenditures Budget), Manager shall conduct operations of the Hotel with respect to the Approved Budget for the immediately preceding Fiscal Year (as reasonably increased based on the Index) or those categories that are in dispute based on the lesser of (A) the amount set forth in the applicable Proposed Annual Plan or (B) the amount set forth in the Approved Budget for the immediately preceding Fiscal Year (as reasonably increased based on the Index).

(c) Variances from Approved Budget. Except as set forth in this Agreement, Manager shall not, without the prior written consent of Owner, expend any funds other than in accordance with the then current Approved Budget and the variances provided for herein. In recognition that the Approved Budget is an estimate of revenue and expense and not a guaranty of performance, subject to the limitations imposed by any Lender which limitations, if any, have been communicated to Manager, and except as otherwise provided herein, (i) the amount of the costs and expenditures set forth in the Approved Budget for any line item contained therein may be increased or decreased by up to ten percent (10%) of the amount specified for such cost or expenditure therein, so long as the aggregate amount of the costs and expenses actually incurred during such Fiscal Year for any operating department (e.g., rooms department, food and beverage department and other operating departments) shall not exceed the aggregate budgeted amount of expenses for such operating department set forth in the Approved Budget; (ii) Manager may fund from the Bank Account any expense categories for Necessary Expenses; (iii) Manager may fund in accordance with the provisions of Section 5.9 any expenditures reasonably required on an emergency basis to avoid or mitigate damage to the Hotel or injury to persons or property; (iv) Manager may fund from the Bank Account any Management Fees and/or Reimbursed Expenses permitted to be made under the express provisions of this Agreement; and (v) amounts set forth in the Approved Budget which are calculated based on the projected occupancy rate or projected Total Revenue may vary to the extent such amounts increase (or decrease) proportionately to the extent the actual occupancy rate of the Hotel and/or the Total Revenue for any full operating year exceeds or falls below the projected occupancy and/or projected Total Revenue, as applicable (but only to the extent of the actual effect such increase or decrease has on such line item). If Manager determines that circumstances will result in material changes between actual results and the Approved Budget during the course of the Fiscal Year, Manager will, within ten (10) Business Days of such determination, notify Owner in writing. All references to the Approved Budget in this Agreement shall be deemed to incorporate by reference the variances permitted under this Section 6.2(c).

6.3 Funding; Bank Account.

(a) Owner will provide all funds from the Effective Date and throughout the Operating Term as necessary to pay for all Operating Costs, Owner’s Costs and Fixed Charges relating to the Hotel, and to perform and satisfy Owner’s covenants and responsibilities under this Agreement. The performance of all activities by Manager hereunder, and the incurrence of all debts and liabilities to third parties in conformity with the provisions hereof, shall be on behalf, and for the account, of Owner. Accordingly, Manager shall be authorized to pay any Operating Costs, Owner’s Costs or Fixed Charges provided for in the Approved Budget out of the Bank Account to the extent that funds are made available therefor.

(b) Manager shall establish in the name of the Hotel and Owner such bank accounts (collectively, “Bank Account”) as Manager deems necessary for the operation of the Hotel at the bank(s) approved in writing by Owner, into which (i) all funds advanced to the Hotel by Owner and (ii) Total Revenues and additional funds otherwise derived from the operation of the Hotel shall be deposited. The Bank Account shall be the property of Owner. The Bank Account shall provide that certain of Manager’s designees and Owner’s designees shall be authorized to draw upon the Bank Account; provided, however, that Owner may only draw upon the Bank Account during the continuance of a Manager Event of Default and Owner will not permit the balance in the Bank Account to fall below Working Capital Amount as a result of such withdrawals by Owner; provided, further, that such Manager’s designees shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for bonding or other insurance shall be an Operating Cost except for premiums for bonding Manager’s corporate staff, which shall be at Manager’s sole cost and expense. Owner and Manager shall have full online access to the Bank Account. The Bank Account shall provide that, upon Owner’s written direction, Manager and its representatives may be removed as authorized signatories of such Bank Account which Owner may only utilize as to Manager upon: (i) a Manager Event of Default under Section 12.1(b)(viii), or (ii) termination or expiration of this Agreement; provided, however, Owner shall provide to Manager sufficient funds to pay all Operating Costs (including the amounts owing to all Hotel Personnel), Reimbursed Expenses and Management Fees incurred in accordance with this Agreement through the Termination Date. Except as otherwise provided in this Section 6.3(b), Manager shall have control of the Bank Account, and any and all monies received from the operation of the Hotel shall pass through the Bank Account. As of the beginning of each month during the Operating Term, Manager shall be permitted to maintain in the Bank Account a balance for working capital needs as determined by Manager from time to time in good faith, taking into account projected revenues and expenses and consistent with Owner’s obligations to provide funds to pay the Operating Costs, Fixed Charges and Owner’s Costs, which amount shall be calculated based on One Thousand Dollars ($1,000.00) per key, not less than an amount equal to [_____] ($[_____]) (the “Working Capital Amount”). Owner shall deposit into the main operating Bank Account on or prior to the Effective Date the Working Capital Amount. In addition, following Manager’s reasonable request therefor, within seven (7) days’ prior written notice, Owner shall deposit additional working capital funds in such Bank Account so that the balance in the Bank Account is not less than the Working Capital Amount. If Manager determines, in its good faith business judgment, that the Working Capital Amount is insufficient to adequately meet the working capital needs for the Hotel’s operations, Manager shall notify Owner and Manager and Owner shall reasonably cooperate on an adjustment to the amount of the Working Capital Amount, provided that any changes to the Working Capital Amount shall be subject to the prior written approval of Owner. Manager agrees to handle such Bank Account as may be required by any Financing, upon reasonable notice from Owner. Nothing herein contained shall be construed to deprive Manager of the right to maintain petty cash funds at the Hotel and to make payments therefrom pursuant to the standard practices employed in the hospitality industry; provided Manager shall make a complete accounting for the same as required under this Agreement.

6.4 Reimbursement of Out-of-Pocket Expenses.

(a) Manager acknowledges and agrees that the Overhead Fee is intended to cover all fees, wages, costs and expenses incurred by Manager in providing off-site services to the Hotel, including, without limitation, fees, wages, costs and expenses incurred by Manager and relating to accounting services, reporting services, revenue management services and the allocation of Corporate Personnel time to the Hotel. In addition, it is agreed that Owner shall reimburse Manager and its Affiliates for any actual, reasonable and documented out-of-pocket costs and expenses actually incurred by Manager and paid to third-parties in rendering services to the Hotel (all of which shall be treated as Operating Costs) (the “Reimbursed Expenses”); provided; however, Manager agrees and acknowledges that it shall only be entitled to reimbursement for such Reimbursed Expenses to the extent that: (a) such services provided theretofore were performed exclusively for the benefit of the Hotel (or the Hotel shall only bear its pro-rata cost if such expenses were incurred for the mutual benefit of the Hotel and any other hotel or property owned or managed by Manager or its Affiliates); (b) such Reimbursed Expenses were set forth in the Approved Budget (which shall include a schedule of the Reimbursed Expenses anticipated to be incurred by Manager in the subject Fiscal Year) or otherwise approved by Owner in writing (such approval may be granted or withheld by Owner in its sole and absolute discretion); and (c) Manager receives no profit or mark-up in connection therewith. For avoidance of doubt, Manager shall not be entitled to reimbursement of overhead or other pro-rata charges for management’s home office or home office employees, except for the Overhead Fee expressly permitted pursuant to and in accordance with Section 3.1(b).

(b) Subject to the terms of this Agreement, Manager shall in no event be required to advance any of its own funds for the operation of the Hotel in accordance with the terms hereof unless Owner shall have furnished Manager with the funds necessary for the discharge thereof. Notwithstanding the foregoing, if Owner failed to provide sufficient funds in accordance with this Agreement and, as a result, Manager advanced any of its own funds in payment of expenditures incurred in accordance with the terms hereof, Owner shall repay Manager within seven (7) Business Days after demand subject to the terms of this Agreement.

(c) All actual, reasonable and documented out-of-pocket expenses and disbursements incurred by Manager during or in connection with Manager’s takeover of the management of the Hotel up to the maximum amount as outlined in the estimated transition budget attached hereto as “Exhibit C” shall be paid by Owner to Manager within thirty (30) days after receipt of Manager’s invoice, along with evidence supporting such expenses.

6.5 Tax Matters.

(a) Manager shall prepare and remit taxes for operational taxes only, including occupancy, sales and use, beverage and telecommunications as required by the Hotel’s respective governmental jurisdiction, including, without limitation, local and state franchise business and excise taxes. To the extent not already established, if permitted by Applicable Law, Tax accounts will be established in the Owner’s name by Manager and otherwise shall be in Manager’s name, on behalf of Owner. Owner’s tax filing information is:

Entity Name:	[_____]
Federal Tax ID Number:	[_____]

Type of Organization:	[_____]
State Organized	[_____]

(b) Except for preparation of returns and remittances relating to the State of [_____], County of [_____], and/or the City of [_____] sales, use and occupancy tax returns or filings, Manager is not responsible for the preparation or returns or remittance of payments for local, state or federal income taxes due by Owner unless otherwise agreed upon by the Parties. Owner will be responsible for all income tax matters.

(c) Upon Owner’s written request, Manager shall pay (at Owner’s sole cost and expense) all property taxes (both real and personal). Notwithstanding the foregoing, Owner shall, in its sole and absolute discretion, determine whether to contest any tax payment or assessment, or any Applicable Law, and Manager shall not pay any such property taxes until such dispute is resolved (as determined by Owner); provided, however, in any such event, the failure to so comply does not expose Manager to any risk of criminal liability or civil liability. For the avoidance of doubt, Owner’s election to contest any tax payment, and Manager’s non-payment of such contested amounts, shall in no event result in a breach by Manager of its obligations under this Section 6.5(c).

ARTICLE 7

DISBURSEMENTS

7.1 Disbursement of Funds.

All funds derived from the operation of the Hotel shall be deposited into the Bank Account created pursuant to the requirements of Section 6.3(b). There shall in turn be disbursed by Manager for and on behalf of Owner, funds from the Bank Account toward the following items to the extent available (with appropriate reserves established as determined by Manager and Owner to provide for items payable less frequently than monthly) in the order of priority described below unless a different order of priority is required by any Lender, in which case the following order of priority shall be deemed amended to comply with the requirements of Lender for so long as required by Lender:

(a) all Operating Costs;

(b) the Management Fees and all Reimbursed Expenses payable pursuant to and in accordance with the terms and conditions set forth in Sections 3.1, 3.3 and 6.4, respectively;

(c) any amounts payable to a Lender pursuant to any Financing;

(d) payment of (y) emergency expenditures as provided under Section 5.9 or (z) expenditures for repairs or additions required by Applicable Law as provided under Section 5.10;

(e) all real and personal property taxes and assessments due and payable;

(f) premiums on general liability insurance and premiums for other insurance pursuant to Article 9 and Exhibit “A”;

(g) federal, state and municipal excise, occupancy, sales and use taxes collected by or on behalf of Owner or Manager directly from customers, patrons or guests of the Hotel as part of or based on the sales price of any goods, services or other items and required to be paid to a governmental authority;

(h) Hotel Pass-Through Income; and

(i) other costs not directly associated with the operation of the Hotel (and not otherwise expressly set forth above) but associated with its ownership that Owner directs be paid by Manager on behalf of Owner.

Manager shall, within twenty (20) days of the close of each calendar month, after payment of the foregoing expenses, remit to Owner the balance of the Bank Account, less the Working Capital Amount. All funds in the Bank Account are and shall remain the property of Owner throughout the Operating Term. Upon the expiration or earlier termination of this Agreement, Owner shall retain any and all funds remaining in the Bank Account after payment of all amounts then due to Manager pursuant to the terms and conditions of this Agreement.

ARTICLE 8

FRANCHISE

During the term of the Hotel Franchise, the Hotel shall operate under the trade name “[_____]” or such other name as determined by Franchisor in accordance with the terms of the Hotel Franchise. Owner reserves the right to terminate the Hotel Franchise and to enter into a new franchise agreement, in which event such new franchise agreement shall be the “Hotel Franchise” hereunder. Manager acknowledges and agrees that Manager shall be obligated to continue to manage the Hotel in accordance with the terms of the Hotel Franchise (including, without limitation, cooperating with Franchisor in the integration of Franchisor’s systems (e.g., reservations systems, if applicable), any repair and renovation requirements of Franchisor and additional Franchisor reporting requirements), provided that the Parties shall amend this Agreement as may be reasonably necessary to take into account any modification in the scope of services to be provided by Manager as currently contemplated hereunder as a result of the provision of mandatory services by Franchisor (as provided in the Hotel Franchise), and Owner shall have the right to terminate any group services (and not pay the costs thereof) which Owner reasonably determines to be inconsistent with or redundant to those services provided by Franchisor under the Hotel Franchise. Notwithstanding anything to the contrary contained herein, Manager acknowledges and agrees that Manager shall, subject to the Approved Budget, (i) operate, maintain, renovate, insure and advertise the Hotel in a manner consistent with the requirements under the Hotel Franchise and in accordance with the procedures, practices, management techniques and other rules of operation of the franchise system as prescribed by the Hotel Franchise or as prescribed by the Franchisor, (ii) abide by and be subject to all rules and regulations, inspections and other requirements under the Hotel Franchise and (iii) prepare and deliver any additional reports or information as Owner is required to provide under the Hotel Franchise. In the event of any conflict between the terms of this Agreement and the Hotel Franchise, the terms of the Hotel Franchise shall govern and control. Owner reserves and shall have the absolute right in its sole and absolute discretion, at any time and without the consent or approval of Manager, to amend and/or terminate the Hotel Franchise. Owner shall endeavor to provide notice to Manager of any amendments to the Hotel Franchise pertaining to the operation and management of the Hotel or of termination of the Hotel Franchise and Manager shall only be obligated to comply with any such amendments to the extent it receives copies of such amendments. Subject to the Approved Budget, Manager shall be obligated to comply with the Franchisor Property Improvement Plan, brand standards changes and/or any other requirements of the Hotel Franchise, as may be imposed from time to time. All costs, fees, royalties and expenses due and payable under this Article 8, and to establish, the Hotel Franchise shall be paid as Operating Costs.

ARTICLE 9

INSURANCE

9.1 Manager’s Obligation to Procure and Maintain Insurance Coverage.

Subject to any additional or more stringent requirements of Lender and/or Franchisor, (i) Owner (or upon Owner’s request, Manager, on Owner’s behalf) shall procure and maintain, as a part of Operating Costs or Fixed Charges, as applicable, at all times during the Operating Term, insurance coverages of the types, in the amounts and containing such additional requirements as are identified in Part 1 of on Exhibit “A” attached hereto and incorporated herein, and (ii) Manager shall procure and maintain, as a part of Operating Costs, at all times during the Operating Term, insurance coverages of the types, in the amounts and containing such additional requirements as are identified in Part 2 of on Exhibit “A”. The cost of obtaining and maintaining the insurance coverages required under this Article 9, including the payment of any deductibles thereunder, shall be paid by Manager, on Owner’s behalf, as a part of Operating Costs or Fixed Charges, as applicable.

9.2 Insurance Policies.

(a) All insurance provided for under this Article 9 shall be effected by policies issued by insurance companies qualified to do business in the State where the Hotel is located with a Best rating of at least A (or such higher rating as a Lender or Franchisor shall require). Such insurance may be carried under blanket policies covering the Hotel and other locations provided such policies otherwise comply with all of the requirements of Exhibit “A”.

(b) Certificates of insurance shall be delivered to by the Party that holds the applicable policy to the other Party, Lender and Franchisor on or before the Effective Date. All insurance policies shall be renewed, and proof of such renewals shall be delivered by the Party that holds the applicable policy to the other Party, Lender and Franchisor at least ten (10) days prior to their respective expiration dates.

(c) All insurance policies procured by Manager or Owner under Section 9.1 shall be written in the name of Owner or Manager, as applicable, with the other Party, any Lender, Franchisor and any other appropriate parties designated by Owner or Manager being named thereon as additional insureds (as their respective interests may appear), except for workers’ compensation insurance and other insurance with respect to which it is impractical and inappropriate to name other parties as additional insureds.

(d) All insurance policies shall provide: (i) that the insurance carrier shall endeavor to provide at least thirty (30) days’ prior written notice of cancellation to Owner and Manager; (ii) a financing clause to the effect that no act or omission of Owner, Manager or their respective Affiliates shall affect the obligation of the insurer to pay the full amount of any loss sustained to the Lender if the Lender pays the premium due upon the insurer’s request and complies with applicable provisions in reporting the loss; (iii) an endorsement denying to the insurer rights of subrogation against Owner and its Affiliates and further providing that the insurance will not be invalidated by any waiver of subrogation; and (iv) a severability of interests (cross-liability) provision. Any insurance may be provided under blanket policies of insurance. So long as the Hotel is mortgaged or encumbered pursuant to a mortgage or similar security instrument, all property insurance shall be subject to a standard mortgagee clause in favor of the holder of the mortgage or other security instrument and shall provide the insurance company will have no right of subrogation against such holder.

(e) Certificates of insurance (and copies of policies, to the extent required) shall be sent to Manager and to Owner at their respective addresses set forth in Article 13 hereof and to any Lender and Franchisor at such addressees as such Lender or Franchisor shall designate.

(f) All coverage limits and deductible amounts set forth in Exhibit “A” shall be reviewed by Owner and Manager from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for properties similar in type and construction to the Hotel and for the nature of the business being conducted. Manager and Owner shall cooperate in good faith to arrive at an agreement on such matters.

9.3 Manager’s Blanket Insurance Coverage.

Manager may, at its option (but shall not be obligated to), make available to Owner the opportunity to participate (but Owner shall have no obligation to participate) in blanket insurance policies carried by Manager for other properties, including, without limitations other Manager’s Hotels, and which cover all or any portion of the insurance coverage specified in Exhibit “A”. If Owner elects, in its sole discretion and upon sixty (60) days’ prior written notice to Manager, to participate in Manager’s blanket policies, notwithstanding the provisions of Section 9.1 and Exhibit “A” hereof, Manager shall be responsible for procuring and maintaining, as an Operating Cost, all insurance coverage represented by such blanket policies.

If at any time during the Operating Term any one or more of the coverages required pursuant to Section 9.1 shall be unavailable to Manager through blanket policies, Owner (or Manager, on Owner’s behalf) shall place and maintain any such coverages, subject to the requirements of this Article 9. In addition, if at any time Manager is unable to place any of the insurance required pursuant to Section 9.1 at premiums and otherwise on terms and conditions (including amounts of coverage and deductibles) at least as advantageous to Owner as the premiums and other terms and conditions available to the Hotel under blanket insurance policies available to the Hotel from time to time, then Owner may arrange for such insurance on behalf of the Hotel.

9.4 Changes in Insurance Carriers.

In the event that either Party desires to make a change in the carrier, type or amount of any of the insurance policies to be maintained under this Agreement, it shall notify the other Party (in writing) of the desired change as soon as possible in advance of the expiration of the then current policy proposed to be changed. The Parties shall promptly thereafter meet to discuss and resolve any questions or disagreements with respect to the proposed change, and each Party agrees not to withhold or delay its consent unreasonably to any such proposed change requested by the other Party so long as such requested change is consistent with the standards described in this Article 9. In any event, the Parties agree to work diligently and in good faith to resolve any disagreements with respect to the proposed change as quickly as possible so that a determination of the coverage to be maintained for any period of time can be made as soon as possible in advance of the expiration date of the policy or policies proposed to be changed.

9.5 Schedule of Insurance.

On request, each Party shall furnish the other with a schedule of insurance obtained by such Party under this Article 9, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies and the risks covered thereby.

9.6 Duties of Manager.

Manager shall promptly:

(a) cause to be investigated all accidents and Claims for damage relating to the operation and maintenance of the Hotel, as they become known to Manager, and shall report to Owner any such incident;

(b) cause to be investigated all damage to or destruction of the Hotel, as it becomes known to Manager, and shall report to Owner any such incident, together with the estimated cost of repair thereof;

(c) prepare any and all factual reports required by any insurance company regarding any incident mentioned in this Section 9.6, acting as the sole agent for all other named insureds, additional insureds (including Lender) and loss payees; and

(d) retain on behalf of Owner, as an Operating Cost, upon Owner’s prior written approval, all consultants and experts, including architects, engineers, contractors, accountants and attorneys, as reasonably needed, as an Operating Cost, to assist in analyzing any loss or damage, determining the nature and cost of repair and preparing and presenting any proofs of loss or Claims to any insurers. Notwithstanding the foregoing, Manager shall not engage any consultant or expert if the aggregate amount of expected payments exceeds the Approval Amount without the prior written consent of Owner.

9.7 Waiver of Liability.

So long as each Party is named as an insured or additional insured under the other Party’s policies for casualty and liability insurance, or the policies otherwise permit where each Party is not so named, each Party hereby releases the other Party, and its Affiliates and agents, and its and their officers and employees, from any and all liability covered by such insurance, whether or not due to the negligent or other acts or omissions of the other Party, its Affiliates or agents, or its or their officers or employees.

9.8 Business Interruption.

If the Hotel suffers damage or loss that results in an interruption in the operations of the Hotel, unless otherwise required by Hotel Franchise or Financing, the proceeds of any such business interruption insurance shall be (a) deposited in the Bank Account(s) used by Manager, and (b) utilized by Manager in accordance with the terms of this Agreement, including payment of Operating Costs, the Management Fees and Reimbursed Expenses in the same manner as funds generated from the operation of the Hotel are authorized to be utilized.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Manager.

Subject to Sections 9.7 and 10.3, Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, partners, members, directors, shareholders, and assigns, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys’ fees and expenses (all of the foregoing but expressly excluding, however, any such loss, cost, liability, expense or claim covered by the insurance required to be maintained and actually maintained in accordance with this Agreement being referred to as “Losses”), arising from (i) fraud, gross negligence or willful or criminal misconduct of Manager, Corporate Personnel or Key Employees (“Manager’s Grossly Negligent or Willful Acts”) or (ii) any Manager Event of Default; provided, however, in no event shall the acts or omissions of the Hotel Personnel, other than Key Employees and Corporate Personnel (whether or not such individual is located on-site or off-site or is responsible for any other hotel in addition to the Hotel), be imputed to Manager, unless any such Claim results from any Corporate Personnel’s or Key Employee’s gross negligence, fraud or willful or criminal misconduct in the training, directing and/or supervision of the Hotel Personnel. This Section 10.1 shall survive the termination or expiration of this Agreement.

10.2 Indemnification by Owner.

Subject to Sections 9.7 and 10.3, and except as to specific acts or omissions for which Manager has agreed to indemnify Owner in Section 10.1 above, Owner shall defend, indemnify and hold harmless Manager and its Affiliates, and their respective agents, officers, employees, partners, members, directors and shareholders, from and against all Losses arising from, related to or in any way connected to (i) the injury to any person or property occurring on or at the Hotel or (ii) the use or occupancy of the Hotel or the conduct or operation of the Manager’s operations. This Section 10.2 shall survive the termination or expiration of this Agreement.

10.3 Waiver of Subrogation.

Anything in this Agreement to the contrary notwithstanding, Owner and Manager each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the premises, or any improvements thereto, or the Hotel, or any improvements thereto, or any property of such party therein, by reason of fire, the elements or any other cause which could be insured against under the terms of the fire and extended coverage insurance policy to be carried pursuant to this Agreement, regardless of cause or origin, including negligence of the other Party hereto, its agents, officers or employees and covenants that no insurer shall hold any right of subrogation against such other Party.

10.4 Survival.

The obligations set forth in this Article 10 shall survive any termination or expiration of this Agreement. In no event shall the settlement by either Party in good faith of any Claim brought by a third party in connection with the operation of the Hotel be deemed to create any presumption of the validity of the Claim. Notwithstanding any contrary provision of this Article 10, Owner and Manager mutually agree for the benefit of each other to look first to the appropriate insurance coverages in effect pursuant to this Agreement in the event any Claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such Claim or liability. In no event shall an insurance carrier’s decision to decline to defend and/or cover a Claim or liability affect either the indemnifying Party’s obligation to comply in all respects with its indemnification obligations in this Agreement.

10.5 Counsel.

Any indemnified Party shall be entitled, upon written notice to the indemnifying Party, to the timely appointment of counsel by the indemnifying Party for the defense of any Claim, which counsel shall be subject to the written approval of the indemnified Party. If, in the indemnified Party’s judgment, a conflict of interest exists between the indemnified Party and the indemnifying Party at any time during the defense of the indemnified Party, the indemnified Party may appoint independent counsel of its choice for the defense of the indemnified Party as to such Claim. If the indemnified Party is dissatisfied with the level of service provided by counsel appointed by the indemnifying Party, the indemnified Party may request a change of counsel from the carrier. Additionally, regardless of whether the indemnified Party is appointed counsel or selects independent counsel (a) the indemnified Party shall have the right to participate in the defense of any Claim and approve any proposed settlement of such Claim; and (b) all reasonable costs, expenses and attorneys’ fees of the indemnified Party shall be borne by the indemnifying Party. If the indemnifying Party fails to timely pay such costs, expenses and attorneys’ fees, the indemnified Party may, but shall not be obligated to, pay such amounts and be reimbursed by the indemnifying Party for the same, which amounts shall accrue interest at a rate equal to the then-current Base Rate. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Claims asserted against the indemnified Party are subject to indemnification. If a Claim is covered by the indemnifying Party’s liability insurance, the indemnified Party shall not take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof. No recovery under the indemnification provisions will be allowed if the liability or claim has been paid in full. To the extent that any recovery has been paid in part, by any insurance maintained by Owner or Manager, the indemnified Party shall solely be allowed to recover the remaining liability or claim. The indemnified Party shall cooperate with the indemnifying Party in the defense of the claim (at the indemnifying Party’s cost), shall not settle the claim without the consent of the indemnifying Party, and shall not take any action which prejudices the defense of the claim.

10.6 No Successor Liability.

Notwithstanding anything herein to the contrary, neither Manager nor its Affiliates shall be liable as a successor employer or entity for any actions Owner may have taken in the employer-employee relationship with Owner’s current or former employees or employees of Owner’s Affiliates or any previous manager of the Hotel before the Effective Date. Specifically, Manager shall not be liable or responsible in any manner for, and Owner shall indemnify and hold Manager harmless from, any and all pending claims, lawsuits, actions (administrative or judicial), and unasserted claims or causes of action arising out of Owner’s ownership or operation of the Hotel, or employment of employees at the Hotel prior to the Effective Date.

ARTICLE 11

CASUALTY AND CONDEMNATION

11.1 Casualty.

(a) If the Hotel is damaged by fire or other casualty, Manager shall promptly notify Owner. Owner may terminate this Agreement (without payment of any Termination Fee, penalty, cost or damage) upon thirty (30) days’ prior notice to Manager if (i) Owner shall elect to close the Hotel permanently or through the date that is twenty-four (24) months after the Effective Date as a result of such casualty (except on a temporary basis for repair or restoration) or (ii) twenty percent (20%) or more of the rooms and/or public areas in the Hotel are unavailable for rental or use, as applicable, for a period of sixty (60) days or longer as a result of such casualty and Owner determines in good faith not to proceed with the restoration of the Hotel. If Owner does not terminate this Agreement pursuant to the foregoing, then this Agreement shall not terminate and shall remain in full force and effect and provisions of Section 11.1(b) shall apply.

(b) In the event Owner elects to repair the Hotel following any casualty and this Agreement is not otherwise terminated pursuant to Section 11.1(a), Owner shall have the right to direct Manager to discontinue operating the Hotel to the extent necessary to comply with all Applicable Law or as reasonably necessary for the safe and orderly operation of the Hotel. In the event Owner directs Manager to discontinue operating the Hotel during any casualty restoration or if the Hotel is otherwise not operable, Manager acknowledges that it shall not be entitled to payment of any Management Fees during such time (but shall receive reimbursement for all reasonable and documented out-of-pocket costs and expenses, actually incurred by Manager during the period of any casualty, but only to the extent any such costs and expenses were approved in advance by Owner).

(c) In the event of any inconsistency between the requirements of this Section 11.1 and the requirements of the Financing with respect to damage and repair of the Hotel, the provisions of the Financing will control.

11.2 Condemnation.

(a) In the event all or a material portion of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken (any of the foregoing, a “Taking”), but the result is that in Owner’s opinion it is uneconomical or unreasonable to continue to operate the Hotel as a hotel of the same character and class, this Agreement shall terminate upon the date established in a notice of such termination given by Owner to Manager which shall be on or before the effective date of the Taking. No Termination Fee, penalty, cost or damage shall be payable by Owner in connection with a termination pursuant to this Section 11.2(a). Owner shall have the sole right to recover any condemnation award related to the Taking of the Hotel and Manager shall make no claim with respect thereto.

(b) In the event a portion of the Hotel shall be taken by the events described in Section 11.2(a) or the entire Hotel is affected but on a temporary basis, and in Owner’s opinion the result is not to make it uneconomical or unreasonable to continue to operate the Hotel, this Agreement shall not terminate. Owner shall have the sole right to recover any condemnation award related to the Taking of the Hotel and Manager shall make no claim with respect thereto.

(c) If either Party learns that all or any portion of the Hotel shall be subject to a Taking or that any such proceeding may be commenced, such Party shall promptly notify the other Party.

(d) In the event of any inconsistency between the requirements of this Section 11.2 and the requirements of the Financing with respect to such Taking of the Hotel, the provisions of the Financing will control.

ARTICLE 12

DEFAULT AND TERMINATION

12.1 Events of Default.

Subject to the other provisions of this Agreement dealing with the Termination Date, if at any time during the Operating Term any of the events set forth in this Section 12.1 attributable to either Owner as an Owner Event of Default under Section 12.1(a) or to Manager as a Manager Event of Default under Section 12.1(b), occurs and continues beyond the applicable notice and grace period (each an “Event of Default”), the non-defaulting Party may, at its option, terminate this Agreement by giving written notice to the other Party specifying a date, not earlier than thirty (30) days after the giving of such notice, when the Agreement shall terminate and such non-defaulting Party may pursue remedies as provided under this Section 12.1 and Section 12.2 below. Any notice given by a Party pursuant to this Section 12.1 shall state the specific reason(s) therefor and, if applicable, the specific action(s) the noticed Party can take to cure the applicable failure, to the extent applicable. Notwithstanding anything to the contrary in this Agreement, in the event of a Manager Event of Default as described in Section 12.1(b), Manager shall not be entitled to receive any Termination Fee or other penalty.

(a) Owner Event of Default. As used herein, the term “Owner Event of Default” means the occurrence of any of the following events:

(i) the failure by Owner to (A) pay to Manager any sums as and when they become due hereunder (including, without limitation, the Management Fees and/or any Reimbursed Expenses), to fund working capital needs as set forth in Section 6.3 and/or to pay any Operating Costs for which Manager may become liable (including, without limitation, payroll hereunder), and such default shall continue uncured either for a period of five (5) Business Days after Owner’s receipt of written notice thereof from Manager, or (B) keep, observe or perform any material representation, warranty, covenant, agreement, term, condition or provision to be kept, observed or performed by Owner for a period of thirty (30) days after Owner’s receipt of written notice thereof from Manager or, if Owner is diligently attempting to cure such default and such default cannot be reasonably cured within such thirty (30) day period, then the cure period shall be extended to ninety (90) days; provided, however, that all matters under the preceding clause (B) may be subject to delay due to Force Majeure Events for a reasonable period of time;

(ii) the making by Owner of a general assignment for the benefit of creditors; the petition or application by Owner to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; the commencement by Owner of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iii) Owner seeking, consenting to or acquiescing in any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iv) Owner giving notice to any governmental body of insolvency, pending insolvency or suspension of operations;

(v) failure of Owner to maintain at all times throughout the Operating Term hereof all of the insurance required to be maintained by Owner under this Agreement and such default is not cured within thirty (30) days of receipt of written notice thereof from Manager so long as there is no gap in coverage, except to the extent such failure is caused by any act or omission by Manager that results in the cancellation or inability to renew any such insurance and/or Manager’s breach of default under this Agreement; or

(vi) the entering of an order appointing a trustee, custodian, receiver or liquidator of all or substantially all of the assets of Owner, and such order remaining in effect for more than ninety (90) days.

(b) Manager Event of Default. As used herein, the term “Manager Event of Default” means the occurrence of any of the following events:

(i) the failure by Manager to (A) pay to Owner any sums as and when they become due hereunder, and such default shall continue uncured either for a period of five (5) Business Days after Manager’s receipt of written notice thereof from Owner, or (B) keep, observe or perform any other material representation, warranty, covenant, agreement, term, condition or provision to be kept, observed or performed by Manager for a period of thirty (30) days after Manager’s receipt of written notice thereof from Owner or, if Manager is diligently attempting to cure such default and such default cannot be reasonably cured within such thirty (30) day period, then the cure period shall be extended to ninety (90) days; provided, however, that all matters under the preceding clause (B) may be subject to delay due to Force Majeure Events for a reasonable period of time;

(ii) the making by Manager of a general assignment for the benefit of creditors; the petition or application by Manager to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; the commencement by Manager of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iii) Manager seeking, consenting to or acquiescing in any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

(iv) Manager giving notice to any governmental body of insolvency, pending insolvency or suspension of operations;

(v) the entering of an order appointing a trustee, custodian, receiver or liquidator of all or substantially all of the assets of Manager, and such order remaining in effect for more than ninety (90) days;

(vi) any act or omission by Manager or its Affiliates that (a) causes the suspension for a period in excess of thirty (30) days, or any withdrawal or revocation, of any License (including liquor licenses) required for Owner’s performance of its obligations under this Agreement or the operation of the Hotel in accordance with the terms hereof; (b) results in a default (beyond any applicable notice and cure period) under the Hotel Franchise; or (c) results in a default (beyond any applicable notice and cure period) under any Financing of which Manager has been given written notice (which notice includes the relevant terms thereof), except, in each case, to the extent caused by Owner’s breach or default under this Agreement;

(vii) if Manager fails to execute and deliver any customary instrument requested by Lender to effectuate or evidence the subordination of Manager’s rights hereunder to any Financing in accordance with Section 18.14 within five (5) Business Days of receipt of a request to a execute a final execution copy thereof;

(viii) gross negligence, willful misconduct, criminal misconduct, fraud or misappropriation of funds by Manager, Manager’s Corporate Personnel or any Key Employees, in each case, with respect to the Hotel;

(ix) failure of Manager to maintain at all times throughout the Operating Term hereof all of the insurance required to be maintained by Manager under this Agreement and such default is not cured within thirty (30) days of receipt of written notice thereof from Owner so long as there is no gap in coverage, except to the extent such failure is caused by any act or omission by Owner that results in the cancellation or inability to renew any such insurance and/or Owner’s breach of default under this Agreement;

(x) Manager’s failure to maintain and operate the Hotel in accordance with the Operating Standards and such failure shall not be due to a refusal on the part of Owner to approve the Operating Budget submitted by Manager or Owner’s failure to properly provide funds in accordance with this Agreement and such failure shall continue for a period of sixty (60) days after written notice by Owner to Manager specifying the matters or conditions which constitute the basis for such event of default, provided that if such failure is not reasonably capable of cure within such sixty (60) day period, then the cure period shall be extended for an additional thirty (30) days, provided that Manager commences the cure during such initial sixty (60) day period and thereafter diligently and continuously pursues the cure thereof to completion; or

(xi) operation of the Hotel by Manager in such a manner as to cause the Franchisor to require the removal of Manager as the Manager of the Hotel or to give a final notice to the Owner of intent to terminate the Hotel Franchise, unless such termination of the Hotel Franchise is due to Owner’s breach or default under this Agreement.

12.2 Termination.

(a) Remedies. Upon the occurrence of an Owner Event of Default, Manager may, as its sole and exclusive remedy, terminate this Agreement by written notice to Owner, except that if an Owner Event of Default is an intentional and material Owner Event of Default or resulted from any gross negligence, willful misconduct, or fraud on the part of Owner, then Manager may also seek its actual damages related to such Owner Event of Default. In addition, if Manager elects to terminate this Agreement as a result of any Owner Event of Default, Owner shall pay to Manager all amounts due to Manager hereunder through the Termination Date, which amounts shall include the Termination Fee, calculated in accordance with Section 2.3 hereof, if such termination occurs before the end of the sixtieth (60th) month of the Operating Term, which Termination Fee shall be deemed to constitute reasonable liquidated damages suffered by Manager with respect to the early termination of this Agreement as a result of an Owner Event of Default. Upon the occurrence of a Manager Event of Default, Owner shall be entitled to terminate this Agreement by written notice to Manager without penalty or payment of any Termination Fee, as its sole and exclusive remedy, except that except that if a Manager Event of Default is an intentional and material Manager Event of Default or resulted from any gross negligence, willful misconduct, or fraud on the part of Manager, its Corporate Personnel or Key Employees, then Owner may also seek its actual damages related to such gross negligence, willful misconduct, or fraud; provided, however, in no event shall the acts or omissions of the Hotel Personnel, other than Corporate Personnel and Key Employees (whether or not such individual is located on-site or off-site or is responsible for any other hotel in addition to the Hotel), be imputed to Manager, unless any such Claim results from any Corporate Personnel’s or Key Employee’s gross negligence, fraud or willful or criminal misconduct in the training, directing and/or supervision of the Hotel Personnel. Nothing contained in this Section 12(a) shall limit or otherwise impact any of the rights of the Parties under Article 10 hereof.

(b) Transition Services.

(i) In the event this Agreement is terminated for any reason or expires as herein provided, all obligations of the Parties shall cease as of the Termination Date, as applicable, provided, however, that (1) Manager shall be entitled to all Management Fees and Reimbursed Expenses accrued to and including the Termination Date; (2) Manager shall turn over all keys and combinations to any locks to Owner; (3) each Party shall be liable to the other Party for any obligations accruing or arising out of events occurring under this Agreement prior to the Termination Date as set forth in this Agreement, including the Parties’ respective indemnity obligations set forth in this Agreement, all of which shall survive termination or expiration of this Agreement; (4) Manager shall remove all its property from the Hotel and peacefully vacate and surrender the Hotel to Owner on the Termination Date; (5) Manager shall transfer to Owner all Books and Records, whether on-site or off-site, with respect to the Hotel in the custody or control of Manager (provided, that, Manager may retain copies of such Books and Records as required by Applicable Law or Manager’s document retention policies and Owner will be responsible for any storage expenses for the Books and Records to the extent it does not take possession of the same), including, without limitation (A) all group and transient contracts for the Hotel, (B) all Hotel Guest Information (whether on-site or off-site) (subject to Manager’s right to retain copies thereof) and (C) all vendor data for the Hotel; (6) Manager shall assign and transfer to Owner or its designee, and Owner or its designee, as applicable, shall assume from Manager, all of Manager’s right, title and interest in and to all agreements, contracts for furnishing or services and materials to the Hotel which have been entered into in accordance with the terms hereof, and leases, excluding any agreements, contracts and leases with Affiliates of Manager, which shall be terminated upon termination of this Agreement; (7) Owner shall provide sufficient funds to pay all amounts owing to all Hotel Personnel through the Termination Date; (8) any accrued vacation, sick pay and other paid time off of Hotel Personnel who will be continuing to work at the Hotel shall be paid to the Hotel Personnel entitled thereto; (9) Owner shall provide sufficient funds to pay to all Hotel Personnel who will not be continuing to work at the Hotel as a result of such termination or expiration all such accrued and unpaid salaries, vacation pay, sick leave benefits, workers’ compensation and unemployment insurance costs and prorated bonuses incurred in accordance with the terms of this Agreement; (10) the Parties shall comply with Section 5.1 with respect to the Licenses; (11) Manager shall have the right to remove from the Hotel, on the Termination Date, and Owner shall have no right to, all operations manuals, policy statements and other similar documents prepared by Manager relating to Manager’s Hotels in addition to the Hotel; and (12) Manager shall turn over to Owner or its designee all accounts for the Hotel, together with all cash in such accounts after the payment of all amounts due to Manager in accordance with the terms of this Agreement.

(ii) All software used at the Hotel which is owned by Manager or by any of its Affiliates or any licensor to them shall in all events remain the exclusive property of Manager, its Affiliate or the licensor, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such software; provided, however, Manager shall provide Owner or its designee with the information related to the Hotel contained in such software, either in machine-readable form or, if not possible, in paper form, so long as any license by which Manager has the right to use the software is not violated thereby.

(iii) Manager shall deliver to Owner all items specified in Section 6.1(e) for a stub-month up to the Termination Date. Additionally, within sixty (60) days after the Termination Date, Manager shall provide a final accounting report in accordance with the provisions set forth in this Agreement and in the same manner and scope as previously provided by Manager in prior Fiscal Years under this Agreement during the Operating Term.

(iv) In connection with any such termination or expiration, Owner shall pay Manager any amounts due pursuant to this Agreement through and including the Termination Date within five (5) days following Manager’s delivery of the last of the financial reporting documents required to be delivered by Manager by Section 12.2(b)(iii).

(v) Manager shall reasonably cooperate with Owner and explain all aspects of the business and operation of the Hotel to Owner (or its designee) and replacement manager to allow Owner to successfully and efficiently conduct the business of the Hotel after the Termination Date.

(vi) Manager shall diligently discharge all its obligations under this Agreement during the entire Operating Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the Termination Date.

(vii) Owner’s obligation to pay any Termination Fee, if applicable pursuant to the terms of this Agreement, shall be subject to Manager’s material compliance with the provisions of this Section 12.2, in the orderly transition of operation of the Hotel, to the extent they are reasonable capable of being performed at or prior to the Termination Date.

(viii) Manager shall comply with any transition procedures as set forth in the Franchise Agreement, including, but not limited to, discontinuing the use of any trademarks of the Hotel.

(ix) To the extent Owner or its designee has not assumed any such agreement, contract or lease set forth in Section 12.2(b)(i)(6) above, Manager shall notify all vendors and partners with whom Manager or its Affiliates has an agreement that those agreements will be terminated in a form and substance reasonably acceptable to Owner and shall provide a copy of all such termination notices to Owner.

(x) The provisions of this Section 12.2 shall survive the termination or expiration date until they have been fully performed.

Notwithstanding anything to the contrary contained in this Agreement, all time periods specified herein with respect to termination of this Agreement shall be extended solely to the extent necessary to comply with any applicable employment related to Applicable Law, including, without limitation, the WARN Act; provided, however, that the foregoing shall not apply with respect to any termination of the Agreement as a result of an Owner Event of Default pursuant to Section 12.1(a)(i)(A).

12.3 Hotel Reservations/Group Contracts Honored.

Upon termination of this Agreement for any reason, Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Manager in the ordinary and normal course of business and consistent with the terms of this Agreement, for dates subsequent to the Termination Date, shall be honored and remain in effect after the Termination Date.

12.4 Cross-Termination with Other Management Agreements.

Notwithstanding anything to the contrary contained in this Agreement, it shall be a Manager Event of Default and Owner shall have the right to terminate this Agreement (and any other Management Agreements between Owner and Manager (or their respective Affiliates) if any Management Agreement other than this Agreement is terminated in accordance with its terms for a Manager Event of Default pursuant to Section 12.1(b)(viii), but only to the extent such Manager Event of Default was caused by Corporate Personnel holding a C-suite title (including, without limitation, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other officer with a title of “Chief”) and such Manager Event of Default implicates the overall portfolio of hotels subject to the other Management Agreements. In any such case, Owner (and its Affiliates) may, at its option by a single written notice to Manager, terminate this Agreement and each other Management Agreement, the effective date of which shall be simultaneous for each such terminated Management Agreement pursuant to this Section 12.4 (subject to any additional time required under Applicable Law).

ARTICLE 13

NOTICES

All consents, approvals, notices or other communications provided for in this Agreement shall be in writing and delivered in person, or sent by e-mail, with hard copies to follow by overnight delivery service or by postage prepaid mail or by reputable and traceable overnight delivery service or by postage prepaid registered or certified mail, to the respective addresses for Owner and Manager set forth below, until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered to the other Party. A notice sent in compliance with this Article 13 shall be deemed delivered upon the first to occur of (i) the date of actual receipt by personal delivery, mail or e-mail, (ii) the third (3rd) Business Day after posting or (iii) the date of refusal to accept delivery. All notices and other communications required or permitted to be given hereunder shall be given to the applicable Party at the address set forth below:

If to Owner, to:

[_____]

c/o KWC Management

20 Huling Avenue

Memphis, TN 38103

Attention: David Rochefort

Email: drochefort@kwcmgmt.com

With a copy to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Yaakov Sheinfeld, Esq.

Email: ysheinfeld@milbank.com; RENotice@milbank.com

If to Manager, to:

Schulte Hospitality Group, Inc.

2000 High Wickham Place, Suite 300

Louisville, KY 40245

Attention: Darryl Schulte

Email: darryljr@schultehospitality.com

With a copy to:

Schulte Companies

2000 High Wickham Place, Suite 301

Louisville, KY 40245

Attention: Chief Legal Officer

Email: jay.baribeau@schultehospitality.com

In order to facilitate communications between Owner and Manager, the Parties designate the above-referenced representatives to act pursuant to this Agreement. Upon notice to the other, the Parties may, at any time, substitute or add a representative.

ARTICLE 14

FURTHER ACTIONS

14.1 Relationship.

The relationship between the Parties shall be that of principal, in the case of Owner, and agent and fiduciary, in the case of Manager. To the extent any fiduciary duties are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement: (i) the terms of this Agreement shall prevail, (ii) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement) and (iii) any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement. Owner and Manager acknowledge and agree that this Agreement creates an agency relationship; provided, however, that (a) each Hotel Personnel shall be the employee of Manager and not of Owner, (b) Manager’s authority is subject to the terms and conditions of this Agreement, and (c) nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Owner and Manager with respect to the Hotel or the operation thereof. Nothing in this Agreement shall be construed to be a grant of any power or authority to Manager to bind or obligate Owner except as expressly set forth in this Agreement.

ARTICLE 15

GOVERNING LAW; SEVERABILITY

The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York (without regard to its conflicts of laws provisions). If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by Applicable Law.

ARTICLE 16

SUCCESSORS AND ASSIGNS

16.1 Assignment.

(a) Assignment by Manager. Manager shall not assign or transfer, by operation of law or otherwise, this Agreement or any of Manager’s rights, interests and obligations hereunder without the prior written consent of Owner, which consent may be granted or withheld in Owner’s sole and absolute discretion. Any such assignment by Manager without Owner’s prior written consent shall give Owner the right to terminate this Agreement, without the obligation to pay any Termination Fee. Notwithstanding the foregoing, Manager may assign or transfer this Agreement without Owner’s consent to (i) intentionally omitted, or (ii) to any successor or assign that may result from the merger, consolidation or reorganization of Manager or its Affiliate or the sale of all or substantially all of the equity and/or assets of Manager; provided, however, that in each case, (y) Darryl D. Schulte, Jr. remains employed by any such permitted assignee (or its ultimate parent) as a CEO and (z) each Management Agreement is assigned or transferred to, or guaranteed by, the same Person. If the foregoing condition to permitted assignment is not satisfied, then Owner may terminate this Agreement, as its sole remedy and without any Termination Fee or similar penalty due to Manager as a result of such termination, upon Owner obtaining knowledge of such assignment. If Owner does not elect to terminate this Agreement pursuant to this Section 16.1(a), the assignee shall expressly assume by covenant in favor of Owner all of the obligations, covenants and conditions of Manager under this Agreement and Manager shall not be released from its obligations hereunder without Owner’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Manager shall deliver to Owner a copy of any instrument of assignment. At least thirty (30) days in advance of any assignment permitted by this Section 16.1(a), Manager shall notify Owner of Manager’s intention to complete such assignment, which notice shall identify in reasonable detail the proposed assignee and its beneficial owners. No assignment under this Section 16.1(a) will be valid if the assignee is not permitted to assume the Agreement under applicable law.

(b) Assignment by Owner. Owner shall have the right, without the necessity of consent by Manager and without the payment of any transfer or similar fee (but Owner shall provide written notice of such assignment to Manager), to: (i) transfer any direct or indirect interest in Owner or any constituent owner of Owner; (ii) effect a sale, assignment or other transfer of its interest in this Agreement in connection with a bona fide sale of the Hotel so long as such transfer would not result in a default under the Hotel Franchise; and/or (iii) assign this Agreement to any Affiliate of Owner to which the Hotel (or the fee or leasehold interest therein) is transferred or sold by Owner or to any third party acquiring the Hotel so long as any such assignee shall assume all obligations of Owner under this Agreement, and upon such assumption Owner shall be released from any and all liability hereunder accruing from and after the date of such transfer.

16.2 Binding Effect.

Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Owner and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.

16.3 Effect of Permitted Assignments.

Consent to any particular assignment shall not be deemed to be consent to any other assignment or a waiver of the requirement that consent be obtained in the case of any other assignment, including, but not limited to, consent to any assignment under any other Management Agreement. Unless expressly stated otherwise, upon any assignment by Owner or Manager permitted under this Article 16 or consented to by the other Party, the assigning Party shall be relieved of all liabilities and obligations under this Agreement accruing after the effective date of such assignment, provided that the transferee or assignee shall assume the obligations and duties hereunder of the transferor or assignor by a written agreement, a copy of which is delivered to the other Party within three (3) Business Days after such transfer or assignment.

ARTICLE 17

FORCE MAJEURE

Neither Party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such Party is unable to perform such obligation as a result of an event outside the reasonable control of the Party delayed that materially and adversely affects the operation of the Hotel and which could not be prevented by the Party’s exercise of reasonable diligence, including, without limitation, acts of war, pandemics and/or epidemics, civil strife and commotion, labor unrest, acts of God including wind storms and flooding, government ordered evacuations or any other cause beyond the reasonable control of such Party such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of commercially reasonable efforts, to obtain supplies, parts or employees necessary to perform Manager’s obligation hereunder but specifically excluding general economic events or conditions (each a “Force Majeure Event” and, collectively, “Force Majeure Events”). In no event shall a Force Majeure Event affect the indemnity or payment obligations of the Parties as set forth in this Agreement.

ARTICLE 18

GENERAL PROVISIONS

18.1 Authorization.

Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each Party shall furnish to the other Party evidence of such authority.

18.2 Representations and Warranties.

(a) Manager represents and warrants to Owner that:

(i) There is no action, claim, litigation, proceedings or regulatory or governmental investigation pending against or relating to, and to Manager’s knowledge, threatened against, Manager, the properties or business of Manager or the transactions contemplated by this Agreement, which does or would reasonably be expected to materially and adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Owner.

(ii) No approval of any third party is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement constitutes the valid and binding obligation of Manager enforceable in accordance with the terms hereof.

(iii) Neither the consummation of the transactions contemplated by this Agreement on the part of Manager or to be performed, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or undertaking to which Manager is a party or by which it is bound.

(iv) Manager has all requisite licenses, permits, qualifications and approvals (excluding any Licenses in effect as of the Effective Date in the name of Owner or its Affiliates) to perform its obligations hereunder in the jurisdiction in which the Hotel is located and is in good standing in such jurisdiction, except where the failure to possess any such license, permit, qualification or approval would not materially and adversely affect the liability of Manager to conduct its business as it is presently conducted or the enforceability of any agreement to which the Hotel is subject.

(v) No proceedings are pending or, to Manager’s knowledge, contemplated with respect to the liquidation, dissolution, bankruptcy or any other insolvency proceeding of Manager.

(vi) Neither Manager, nor any of its Affiliates (or any of their respective principals, partners or funding sources), is, nor will become, (1) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (2) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (3) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (4) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (5) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Manager agrees that it will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 18.2(a)(v) incorrect.

(vii) Manager has not and will not take any action that would constitute a violation, or implicate Owner or its Affiliates or Hotel Personnel in a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption legislation enacted by the United States.

(b) Owner represents and warrants to Manager that:

(i) There is no action, claim, litigation, proceedings or regulatory or governmental investigation pending against or relating to, and to Owner’s knowledge, threatened against, Owner, the properties or business of Owner or the transactions contemplated by this Agreement, which does or would reasonably be expected to materially and adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Manager.

(ii) No approval of any third party is required for Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement constitutes the valid and binding obligation of Owner enforceable in accordance with the terms hereof.

(iii) Neither the consummation of the transactions contemplated by this Agreement on the part of Owner or to be performed, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or undertaking to which Owner is a party or by which it is bound.

(iv) No proceedings are pending or, to Owner’s knowledge, contemplated with respect to the liquidation, dissolution, bankruptcy or any other insolvency proceeding of Owner.

(v) Neither Owner, nor any of its Affiliates (or any of their respective principals, partners or funding sources), is, nor will become, (1) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (2) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (3) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (4) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (5) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Owner agrees that it will notify Manager in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 18.2(b)(iv) incorrect.

(vi) Owner has not and will not take any action that would constitute a violation, or implicate Manager or its Affiliates or Hotel Personnel in a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption legislation enacted by the United States.

18.3 Formalities.

Any change to or modification of this Agreement must be in writing signed by both Parties hereto. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Article and/or Sections are intended for convenience only.

18.4 Venue, Jurisdiction and Jury Waiver.

The venue of any mediation, arbitration or judicial proceedings shall be in the State of New York. Each Party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of New York, unless otherwise mutually agreed by the Parties. Each Party waives to the fullest extent permitted by Applicable Law, trial by jury of all disputes arising out of or relating to this Agreement.

18.5 Estoppel Certificate.

Either Party shall, at any time and from time to time, upon not less than ten (10) days’ prior written request from the other, execute, acknowledge and deliver to the requesting Party, in form reasonably satisfactory to the requesting Party, a written statement certifying (if true) (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (b) that there is no outstanding notice of an Event of Default hereunder and, to the best of such Party’s knowledge, no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder; and (c) such other accurate factual information as may be reasonably requested by the requesting Party or by any of the Interested Persons (as hereinafter defined). It is intended that any such statement delivered pursuant to this Section 18.5 may be relied upon by the requesting Party, any current or prospective lender or other party providing financing to Owner or Manager (as the case may be), a prospective purchaser of the Hotel or permitted assignee of a Party’s rights and interests hereunder, and the respective successors and assigns of any of the foregoing (the “Interested Persons”).

18.6 No Representations.

Owner and Manager acknowledge there have been no representations, inducements, promises or agreements made by Manager or Owner other than those set forth herein. Financial projections, budgets or similar forecasts as may have been prepared or in the future will be prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager. Manager and its Affiliates cannot and do not warrant or guarantee in any way said financial projections, budgets or other forecasts. Any financial projections, budgets or forecasts provided have been prepared on the basis of information available at the time of such preparation and Manager’s and its Affiliate’s experience in the hotel industry. Said financial projections, budgets and forecasts have been prepared for information only and not as an inducement for action. Owner hereby acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar information which may have been prepared by Manager or its Affiliates. Owner further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Hotel.

18.7 Not an Interest in Real Estate.

This Agreement is not, and shall not be deemed or construed, at any time or for any purpose, to be or create any interest in real estate or any lien or other encumbrance of any kind whatsoever against the Hotel or the Land upon which it is erected.

18.8 Independent Contractor.

Owner and Manager intend, acknowledge and agree that the relationship between Owner and Manager pursuant to this Agreement is that of a principal and an independent contractor and that all Hotel Personnel necessary for the operation of the Hotel shall in every instance be the employees or independent contractors of Manager or its Affiliate and not of Owner.

18.9 WARN Act Liability.

Notwithstanding anything herein to the contrary, Owner shall be responsible for, and shall indemnify, defend and hold harmless Manager from, any and all Claims and Losses arising under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) in the event that Owner terminates this Agreement and either fails (i) to provide Manager with sufficient notice of the termination of this Agreement to allow Manager to comply with such statute, or (ii) to hire a sufficient number of Hotel Personnel to avoid the occurrence of a “plant closing” under the WARN Act. This Section 18.9 shall survive any termination or expiration of this Agreement.

18.10 Equal Opportunity Employer.

Manager represents and warrants to Owner that Manager is an equal opportunity nondiscriminatory employer. Manager and Owner each mutually agree that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, creed, religion, handicap, sex, sexual orientation or national origin, in the lease, transfer, use, occupancy, advertising, promotion, sale, tenure or enjoyment of the Hotel or in the provision of services thereto, nor shall Owner or Manager permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of guests.

18.11 Time.

Time is of the essence of this Agreement.

18.12 Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by Applicable Law.

18.13 Authority Limited.

Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for or represent Owner except as herein expressly specified.

18.14 Financing and Subordination.

(a) Owner and any of its Affiliates shall have the right to grant, either in connection with original financing, any refinancing, any mezzanine, preferred equity or similar financing, one or more mortgage, deed of trust, pledge of equity or similar encumbrance encumbering all or any portion of the assets that comprise the Hotel or any interest therein (including, without limitation, granting security interests in any or all of the other assets that comprise the Hotel, any part thereof or any interest therein, including the FF&E Fund, the Bank Account, all FF&E and hotel equipment and Operating Supplies placed in or used in connection with the operation of the Hotel) or any part of direct or indirect equity interest in Owner (“Financing”) and in furtherance thereof, to assign to any holder of such Financing (“Lender”) (as collateral security for any loan secured by the Financing) all of Lender’s right, title and interest in and to this Agreement. Manager acknowledges, covenants and agrees that this Agreement is hereby declared to be automatically subject and subordinate to each Financing now or hereafter encumbering, directly or indirectly, the Hotel and/or direct or indirect equity interest in Owner, such subordination being agreed by Manager to be self-executing; provided, however, Manager hereby acknowledges and agrees that, at Owner’s or Lender’s request, it shall promptly execute a subordination agreement, on a commercially reasonable form. In addition, Manager shall also agree to any of Lender’s customary terms for cash management and collateral interest in the Bank Account and shall execute such cash management agreement as reasonably requested by Lender. Manager’s rights and obligations hereunder shall be deemed modified as required pursuant to said cash management agreement.

(b) Manager, at Owner’s request and to the extent funds are timely available in the Bank Account, shall make any and all payments for any Financing, as and when they become due. Manager shall take all actions reasonably necessary to operate the Hotel in compliance with all operating covenants imposed by any Financing, to the extent that Owner has provided Manager with notice of such operating covenants. In particular, Manager shall agree, upon request of Owner, to supply any such Lender with such notices and information as Manager is required to give to Owner hereunder and to extend the rights of Owner hereunder to any such Lender and to consent and/or subordinate Manager’s rights under this Agreement to such Financing if such consent and/or subordination is requested by such Lender. Manager shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such Financing and shall reasonably cooperate with and assist Owner from time to time in any attempt(s) by Owner to sell, finance or refinance the Hotel, so long as the same do not (i) materially increase Manager’s obligations under this Agreement, (ii) materially decrease Manager’s rights under this Agreement or (iii) adversely affect (x) the amount of the Management Fees due hereunder, (y) Manager’s right to reimbursement as set forth herein or (z) the ability to pay the Hotel Personnel.

18.15 Interpretation.

(a) The recitals set forth at the beginning of this Agreement and Exhibit “A” through Exhibit “E”, attached to this Agreement, are hereby incorporated in and made a part of this Agreement.

(b) Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement shall be deemed and construed to be covenants to be performed by the designated Party.

(c) The use of the terms “including,” “include” and “includes” followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

(d) In this Agreement, any reference to a Section or an Article is a reference to a Section or Article of this Agreement, unless otherwise specified.

(e) Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty not to unreasonably condition, delay or withhold such consent or approval.

(f) Whenever the context hereof so requires, reference to the singular shall include the plural and the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation.

(g) The table of contents, paragraph headings and captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, describe or affect the scope or intent of any part of this Agreement.

(h) Whenever a provision in this Agreement specifies that an expenditure or an action shall be “consistent with” the Approved Budget, the determination of consistency shall be made in light of the level of detail set out in the Approved Budget with respect to the type of expenditure or action at issue.

(i) No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or dictated such provision.

18.16 Waivers; Modifications.

No failure or delay by a Party to insist on the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. Neither this Agreement nor any of its terms may be changed, waived, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge or termination is sought. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

18.17 Entire Agreement.

This Agreement (including Exhibits “A” through Exhibit “E”, attached hereto) constitutes the entire agreement and understanding between the Parties in respect of the operation and management of the Hotel and supersedes all prior contracts and understandings between the Parties, whether written or oral. Except as expressly provided otherwise in this Agreement, it is agreed that neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party (or any officer, agent, employee, representative or attorney for the other) which is not expressly set out or referred to in this Agreement.

18.18 Further Assurance.

The Parties shall do and procure to be done all such acts, matters and things, and shall execute and deliver all such documents, contracts, agreements and instruments, as shall be reasonably required to comply with the provisions of this Agreement and the intent hereof, and to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement in a timely manner so as not to delay or impair the operation of the Hotel or the execution of the duties of the Parties hereunder.

18.19 Limitation on Recourse.

As additional consideration for and as an essential inducement to both Parties to enter into this Agreement, each Party agrees that the partners, members, shareholders, officers, directors, trustees, employees, agents, representatives and Affiliates of the other Party shall never be personally liable for any relief sought pursuant to this Agreement or defaults under this Agreement and there shall be no levy of execution against the assets of such persons on account of any such relief or defaults.

18.20 Survival of Covenants.

Any covenant, term or provision of this Agreement which expressly provides that it survives the termination or expiration of this Agreement, shall survive any such termination or expiration.

18.21 Confidentiality.

The Parties agree that all matters disclosed in the negotiation of this Agreement and that the matters set forth in this Agreement are strictly confidential. In addition, the Parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to a Party or to any Affiliate of a Party to which the other Party gains or has access by virtue of the relationship between the Parties. Except as disclosure may be required to obtain the advice of professionals or consultants, or any Financing for the Hotel from a Lender or potential lender, or to investors or potential investors in the Hotel, Franchisor or any Affiliate of Owner, or in furtherance of a permitted or proposed assignment of this Agreement, or as may be required by law or by the order of any government, governmental, or quasi-governmental unit, tribunal or otherwise to comply with Applicable Law (including any applicable regulatory reporting requirements), each Party shall make every effort to ensure that such information is not disclosed to the press or to any other third party or entity without the prior consent of the other Party. The obligations set forth in this Section 18.21 shall survive any termination or expiration of this Agreement. Each Party shall obtain the other Party’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement. In addition (subject to the exceptions set forth above), Manager shall not disclose any specific information regarding financial performance of the Hotel (i.e., occupancy, average daily rate, etc.) to any third party, except Smith Travel Research (STAR report) or a comparable hospitality industry reporting service, unless approved in writing by Owner.

18.22 SPECIAL DAMAGES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAWSUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE HOTEL, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL (OTHER THAN ANY CONSEQUENTIAL DAMAGES THAT REPRESENT ACTUAL DAMAGES), PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES, AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO. PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT PREVENT A PARTY FROM RECOVERING ANY SUCH DAMAGES THAT ARISE FROM A CLAIM BY A THIRD PARTY THAT IS SUBJECT TO INDEMNIFICATION PURSUANT TO THIS AGREEMENT.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Management Agreement effective as of the Effective Date.

OWNER:

[_____],
a Delaware limited liability company

By:
Name:
Title:

[Remainder of Page Intentionally Blank. Signature Page Continues.]

[Signature Page to Hotel Management Agreement ([_____])]

MANAGER:

SCHULTE HOSPITALITY GROUP, INC., an Illinois corporation

By:
Name:
Title:

[Signature Page to Hotel Management Agreement ([_____])]